Exhibit 10.1

Execution Version

ASSET PURCHASE AGREEMENT

by and between

PLAINS PRODUCTS TERMINALS LLC, as Seller

and

TRANSMONTAIGNE OPERATING COMPANY L.P., as Buyer

Dated November 2, 2017

i

4.3	No Violations; Consents	18
4.4	Absence of Litigation	18
4.5	Brokers and Finders	18
4.6	Due Diligence	18
4.7	Sufficient Funds	19
4.8	Prohibited Transactions and Status	19
4.9	Prohibited Relationships	19

ARTICLE V COVENANTS AND AGREEMENTS OF SELLER		19

5.1	Pre-Closing Access and Information	19
5.2	Conduct of Business	20
5.3	Books and Records	21
5.4	Schedules	21
5.5	Exclusivity	21
5.6	Financial Statements	21

ARTICLE VI COVENANTS AND AGREEMENTS OF BUYER		22

6.1	Pre-Closing Access and Inspections	22
6.2	Post-Closing Preservation of Books and Records; Access	23
6.3	Cooperation for Retained and Assumed Liabilities	23
6.4	Excluded Intellectual Property	23
6.5	Performance Bonds and Guaranties	23
6.6	Insurance	24
6.7	Third Party Software	24

ARTICLE VII COVENANTS AND AGREEMENTS OF SELLER AND BUYER		25

7.1	Expenses	25
7.2	Injunctions	25
7.3	Payments Received	25
7.4	Permits; Transfers; Cooperation	25
7.5	Third Party Consents and Approvals; HSR Matters	25
7.6	Public Announcements	27
7.7	Confidentiality	27
7.8	Further Assurances	28
7.9	Tax Matters	28
7.10	Real Estate Matters	29
7.11	Casualty Loss	30

ARTICLE VIII EMPLOYMENT MATTERS		31

8.1	Employees	31
8.2	Employment Offers to Active Employees	31
8.3	Employment Offers to Employees on Leave	32
8.4	Transfer Time	32
8.5	Level of Employee Benefits Provided by Buyer, or Buyer’s Affiliates	32
8.6	Welfare Benefits and Other Benefits and Policies	32
8.7	Vacation	33
8.8	Service Credit	33

8.9	Benefits — Miscellaneous	33
8.10	WARN Act	33
8.11	Severance	33

ARTICLE IX CONDITIONS TO CLOSING		33

9.1	Conditions to Each Party’s Obligation to Close	33
9.2	Conditions to Buyer’s Obligation to Close	34
9.3	Conditions to Seller’s Obligation to Close	35

ARTICLE X TERMINATION		35

10.1	Termination	35
10.2	Effect of Termination	36

ARTICLE XI INDEMNIFICATION		37

11.1	Obligations to Indemnify	37
11.2	Third Party Claims	38
11.3	Direct Claims	39
11.4	Limits of Liability	40
11.5	Survival of Covenants, Representations and Warranties	41
11.6	Exclusive Remedy	41
11.7	Payments	41
11.8	Administration of Indemnity Claims	41
11.9	Tax Treatment	42

ARTICLE XII MISCELLANEOUS		42

12.1	Notices	42
12.2	Entire Agreement; Amendment; Waiver; Exhibits and Schedules	43
12.3	Severability	43
12.4	Parties in Interest	43
12.5	Governing Law	44
12.6	Assignment	44
12.7	Specific Performance	44
12.8	Counterparts	44
12.9	Expenses	45

Annex:

Annex A	-	Interpretation; Defined Terms

Exhibits:

Exhibit A	-	Assumed Contracts Assignment

Exhibit B	-	Deeds

Exhibit C	-	Leased Real Property and Rights of Way Assignment

Exhibit D	-	Bill of Sale

Exhibit E	-	Transition Services Agreement

Exhibit F	-	Seller’s Officers’ Certificate

Exhibit G	-	FIRPTA

Exhibit H	-	Closing Statement

Exhibit I	-	Purchase Price Receipt

Exhibit J	-	Custody Transfer Receipt

Exhibit K	-	[Reserved]

Exhibit L	-	[Reserved]

Exhibit M	-	Notice of Consent

Exhibit N	-	Purchased Inventory Sale Agreement

Exhibit O	-	FCC Sale Agreement

Exhibit P	-	FCC System Sharing Agreement

Exhibit Q	-	Seller Guaranty

Exhibit R	-	Buyer Guaranty

Exhibit S	-	Buyer’s Officers’ Certificate

Exhibit T	-	Title Reports

Schedules:

Schedule 1.1(a):	Owned Real Property
Schedule 1.1(b):	Leased Real Property
Schedule 1.1(c)(1):	Pipelines
Schedule 1.1(c)(2):	Rights of Way
Schedule 1.1(d):	Personal Property
Schedule 1.1(f):	Terminal Facilities IP
Schedule 1.1(g):	Assumed Contracts
Schedule 1.1(i):	Existing Site Permits
Schedule 1.1(j)(1):	Martinez Terminal Tanks
Schedule 1.1(j)(2):	Martinez Terminal Abandoned Pipelines
Schedule 1.1(j)(3):	Richmond Terminal Tanks
Schedule 1.1(j)(4):	Richmond Terminal Abandoned Pipelines
Schedule 1.2(g):	Credit Support Instruments

Schedule 1.2(h):	Excluded Contracts
Schedule 1.2(j):	Excluded Personal Property
Schedule 1.3(a)(iii):	Remediation Obligations
Schedule 2.2(q):	Liens on Acquired Assets
Schedule 2.6:	Inventory Value and Inventory Methodology
Schedule 3.3:	Required Third Party Consents
Schedule 3.4:	Identification of Violations of Laws and Existing Site Permits
Schedule 3.5:	Identification of Seller Litigation
Schedule 3.6(a):	Disclosure of Violations, Breaches or Invalidity of Material Contracts
Schedule 3.6(b):	Material Contracts
Schedule 3.7:	Identification of Unpaid Taxes
Schedule 3.9(b)(i):	Environmental Permits
Schedule 3.9(c):	Releases
Schedule 3.10:	Real Estate Brokers
Schedule 3.11(b):	Real Property
Schedule 3.11(d):	Unrecorded Third Party Rights
Schedule 4.3:	Identification of Buyer Violations
Schedule 4.4:	Identification of Buyer Litigation
Schedule 5.2(a)(1):	Maintenance Projects
Schedule 5.2(a)(2):	Capital Projects
Schedule 7.6:	Permitted Public Announcements
Schedule 7.9(d):	Purchase Price Allocation
Schedule 7.10:	Title Commitments
Schedule 8.1:	List of Employees
Schedule 8.2:	Excluded Employees
Schedule 9.2(d):	Material Consents

v

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of November 2, 2017 (the “Effective Date”), is made and entered into by and between Plains Products Terminals LLC, a Delaware limited liability company (“Seller”), and TransMontaigne Operating Company L.P., a Delaware limited partnership (“Buyer”). Seller and Buyer shall collectively be referred to herein as the “Parties” and each, a “Party.”

WHEREAS, Seller owns a petroleum storage and distribution terminal facility in Martinez, CA (the “Martinez Terminal”) and a petroleum storage and distribution terminal facility in Richmond, CA (the “Richmond Terminal” and together with the Martinez Terminal, the “Terminal Facilities”);

WHEREAS, Seller desires to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, the Terminal Facilities and the assets related to the Terminal Facilities set forth herein and certain liabilities related thereto, in each case on the terms and conditions set forth herein; and

WHEREAS, except as otherwise defined within the provisions hereof or as the context otherwise requires, the terms commencing with capital letters in this Agreement shall have the meanings given those terms in Annex A attached hereto and made a part hereof;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

ARTICLE I
SALE AND PURCHASE OF ASSETS, ASSUMPTION OF
LIABILITIES AND CONSIDERATION

1.1                               Sale and Purchase of Assets. At the Closing, subject to the terms and conditions hereof, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Liens (other than Permitted Liens) the Acquired Assets, and Buyer shall accept such Acquired Assets. As used herein, “Acquired Assets” shall mean, collectively, the following (but shall specifically exclude the Excluded Assets):

(a)                                 the real property described on Schedule 1.1(a) (the “Owned Land”) and (i) all buildings, facilities, fixtures, structures, improvements, storage tanks and docks situated thereon (the “Owned Improvements”), and (ii) Seller’s right, title and interest in and to all amenities, rights, privileges, easements, rights-of-way, appurtenances and other real property rights related thereto, but excluding the “Rights of Way” as defined below in Section 1.1(c), (collectively, the “Ancillary Real Property Rights”, and together with the Owned Land and the Owned Improvements, the “Owned Real Property”);

(b)                                 Seller’s leasehold interests in real property (as lessee or sublessee) leased or subleased by Seller as set forth on Schedule 1.1(b), together with Seller’s leasehold interest in and to all buildings, facilities, fixtures, structures, improvements, storage tanks and docks situated on such leased or subleased property, and, together with all Ancillary Real Property Rights appurtenant or related thereto (collectively, the “Leased Real Property”);

(c)                                  all of Seller’s interests in and to all leases, easements, rights of way, property use agreements, line rights and real property licenses and permits (including permits from railroads and road crossing permits or other rights-of-way permits or franchise agreements from any Governmental Authority) pursuant to which Seller has the right to use the real property on which the Pipelines set forth on Schedule 1.1(c)(1) are located, including those agreements listed in Schedule 1.1(c)(2) (the “Rights of Way”);

(d)                                 all of Seller’s right, title and interest in and to the tangible machinery, vehicles, equipment, office equipment, communications assets, furniture, furnishings, trailers, tools and other personal property owned by Seller and used or held for use by Seller at the Terminal Facilities for the operation of the Acquired Assets, including those items set forth on Schedule 1.1(d), but specifically excluding the Excluded Personal Property (collectively, the “Personal Property”);

(e)                                  all of Seller’s rights to and interests in Claims, refunds or adjustments with respect to the Acquired Assets or the Assumed Liabilities, except to the extent such Claims, refunds or adjustments relate to Excluded Assets or the Retained Liabilities;

(f)                                   all Terminal Facilities IP set forth on Schedule 1.1(f);

(g)                                  subject to Section 1.8, all of Seller’s rights under those Contracts identified on Schedule 1.1(g) in respect of the Acquired Assets and the Assumed Liabilities (collectively, the “Assumed Contracts”);

(h)                                 the Books and Records;

(i)                                     subject to Section 1.8, all of Seller’s rights and interests under those Permits identified on Schedule 1.1(i) related to Seller’s ownership or operation of the Terminal Facilities (collectively, the “Existing Site Permits”); and

(j)                                    to the extent the tanks and Abandoned Pipelines are not part of the Owned Real Property, all of Seller’s right, title and interest in and to (w) the tanks set forth on Schedule 1.1(j)(1) with respect to the Martinez Terminal, (x) the Abandoned Pipelines identified on Schedule 1.1(j)(2) with respect to the Martinez Terminal, (y) the tanks set forth on Schedule 1.1(j)(3) with respect to the Richmond Terminal, and (z) the Abandoned Pipelines identified on Schedule 1.1(j)(4) with respect to the Richmond Terminal.

1.2                               Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, for the avoidance of doubt, Seller shall retain all of its right, title and interest in and to the following assets, properties and rights, and Seller shall not sell, assign, transfer, convey or deliver to Buyer hereunder any of the following assets, properties or rights (collectively, the “Excluded Assets”):

(a)                                 all Third Party Hydrocarbon Inventory and all of Seller’s Inventory;

(b)                                 all Excluded Books and Records of Seller;

(c)                                  (i) all rights to Claims, refunds or adjustments with respect to the Acquired Assets which relate to any period prior to the Effective Time and with respect to the Excluded Assets, (ii) all other refunds or adjustments relating to any Action with respect to the Excluded Assets and (iii) all rights to insurance proceeds or other insurance recoveries that (A) relate to, or are reimbursement for, Seller’s or any Seller Affiliate’s expenditures made prior to the Effective Time for which insurance proceeds are available or due to Seller or such Affiliate with respect to the Acquired Assets or (B) relate to Excluded Assets or Retained Liabilities;

(d)                                 all of Seller’s cash and cash equivalents on hand and in bank accounts;

(e)                                  all of Seller’s accounts receivable and audit rights relating thereto arising under any of the Contracts or otherwise with respect to any of the Excluded Assets and, with respect to the Acquired Assets, for any period prior to the Effective Time;

(f)                                   all of Seller’s net operating losses and Tax refunds relating to the Excluded Assets and with respect to the Acquired Assets for any Pre-Closing Tax Period;

(g)                                  all of Seller’s rights, title and interest in and to all posted surety or performance bonds including those set forth on Schedule 1.2(g) (the “Credit Support Instruments”);

(h)                                 all of Seller’s rights under the Contracts that are described and set forth on Schedule 1.2(h) (collectively, the “Excluded Contracts”);

(i)                                     except for the Intellectual Property set forth on Schedule 1.1(f), all of Seller’s Intellectual Property (collectively, the “Excluded Intellectual Property”); and

(j)                                    the personal property of Seller that is not Personal Property, including personal property set forth on Schedule 1.2(j) (the “Excluded Personal Property”).

1.3                               Assumption of Liabilities.

(a)                                 Assumed Liabilities. Except for those liabilities designated as Retained Liabilities or Seller’s liabilities under Article XI, Buyer shall assume and thereafter perform, pay, honor, and discharge when due and payable the following liabilities, obligations, commitments, penalties, damages, debts, charges, fees, expenses, and disbursements of Seller (the “Assumed Liabilities”):

(i)                                     all liabilities and obligations of Seller incurred or accruing under the Assumed Contracts with respect to periods commencing on and after the Effective Time, except any liabilities or obligations thereunder attributable to or arising out of the ownership or operation of the Acquired Assets prior to the Effective Time;

(ii)                                  all liabilities and obligations for personal injury or death or damage to property of any Third Party attributable to or arising out of the ownership or operation of the Acquired Assets on and after the Effective Time;

(iii)                               all liabilities and obligations accruing, arising out of or relating to the Designated Orders, regardless of whether such liabilities or obligations or conditions or events giving rise to such liabilities or obligations, arose, occurred or accrued before or after the Effective Time, including any remediation obligations set forth on Schedule 1.3(a)(iii); and

(iv)                              except for (A) liabilities and obligations in respect of Taxes, (B) liabilities and obligations arising under Sections 1.3(a)(i) through 1.3(a)(iii), and (C) all Actions, notices and proceedings disclosed in Schedules 3.4 or 3.5, all liabilities and obligations relating to the condition, ownership, use, or operation or other disposition of the Acquired Assets attributable to periods prior to, on or arising after the Effective Time, including all liabilities and obligations arising under Environmental Laws, together with any ordered, required or necessary restoration, clean-up or other environmental remedial action, fines and penalties, including any such order, fine or penalty issued by a responsible Governmental Entity on account of the presence of Hazardous Material or other contaminants on or beneath the surface of any land or water area, or found in the subsoil, ground water or in the air.

Buyer unconditionally releases Seller and Seller’s Affiliates, and the employees, officers, and directors of Seller and Seller’s Affiliates from such Assumed Liabilities.

In connection with this release, Buyer hereby expressly waives the benefits of any statute limiting the waiver of unknown claims, including Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to the claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release which if known to him or her must have materially affected his or her settlement with the debtor.”

(b)                                 Retained Liabilities. From and after the Effective Time, Seller shall remain solely liable for and shall pay, perform and discharge when due only the following liabilities, obligations and commitments of Seller (the “Retained Liabilities”):

(i)                                     all liabilities and obligations of Seller incurred or accruing under the Assumed Contracts (A) with respect to the period prior to the Effective Time or (B) attributable to or arising out of the ownership or operation of the Acquired Assets prior to the Effective Time;

(ii)                                  all liabilities and obligations for personal injury or death or damage to property of any Third Party attributable to or arising out of the ownership or operation of the Acquired Assets prior to the Effective Time;

(iii)                               all liabilities and obligations arising out of or relating to or associated with the Excluded Assets;

(iv)                              all fines or penalties prescribed by a Governmental Entity for a violation by Seller or its Affiliates of any Existing Site Permits or Laws (including Environmental Laws) by or with respect to the Acquired Assets, which fine or penalty has been assessed or is pending prior to the Effective Time;

(v)                                 all liabilities and obligations to the extent resulting from or arising out of Seller’s or Seller’s Affiliates’ off-site storage, transportation or disposal of Hazardous Materials resulting from Seller’s ownership or operation of the Acquired Assets prior to the Effective Time;

(vi)                              all losses, claims, liabilities, demands, costs and expenses (A) arising out of, incident to, or in connection with Seller’s failure to pay Taxes attributable or allocable to the Acquired Assets attributable to or accruing during any Pre-Closing Tax Period, (B) of Seller for Taxes for any Tax Period, (C) in respect of Taxes of any other Person for which a Buyer Indemnified Party may be liable if by reason of (1) Seller being a member of a consolidated, combined, unitary or affiliated group of companies, (2) the entry of Seller into a tax sharing, tax indemnity or similar agreement with any other Person, and (3) transferee or successor liability arising in respect of a transaction undertaken on or prior to the Closing Date and (D) arising in connection with the consummation of the transactions contemplated hereby;

(vii)                           all liabilities under or relating to the Employee Benefit Plans maintained or sponsored by Seller or Seller’s affiliates, including any ERISA Affiliate; and

(viii)                        all liabilities and obligations (A) to the extent such liability or obligation arises out of or relates in any manner to the employment of any employee or former employee of Seller or Seller’s Affiliates with respect to the period prior to the Effective Time, and (B) any liabilities or obligations that arise under or relate to the termination of employment of an employee or former employee of Seller or Seller’s Affiliates prior to the Effective Time.

1.4                                     Consideration; Payment of the Purchase Price. The aggregate consideration for the sale and transfer of the Acquired Assets shall be an amount in cash equal to $275,000,000.00 (TWO HUNDRED AND SEVENTY FIVE MILLION DOLLARS) (the “Purchase Price”). The Purchase Price shall be allocated as provided for in Section 7.9(d).

1.5                                     Deposit. As soon as practicable after the Effective Date, but in any event within five (5) Business Days after the Effective Date, Buyer shall deliver to the Escrow Agent, by wire transfer of immediately available funds to an account designated by the Escrow Agent to Buyer in writing prior to the Effective Date, a deposit against the Purchase Price in an amount equal to 10% of the Purchase Price (the “Deposit”). Failure to deliver the Deposit in accordance with this Section 1.5 shall constitute a default under this Agreement and shall entitle Seller to terminate this Agreement. In the event Closing does not occur and the Agreement is terminated, the Deposit shall be non-refundable and released to Seller or returned to Buyer in accordance with the terms of Section 10.2. In the event Closing does occur, the Deposit shall be released to Seller and applied to the Purchase Price.

1.6                                     Closing Date Payment. On the Closing Date, (a) the Parties shall execute and deliver to the Escrow Agent joint written instructions pursuant to the Escrow Agreement instructing the Escrow Agent to release the Deposit to Seller, and (b) Buyer shall pay to Seller, in immediately available funds by wire transfer to an account designated by Seller no later than three (3) Business Days prior to the Closing Date, an amount equal to (i) the Purchase Price (as may be adjusted pursuant to Section 7.11, if applicable), (ii) minus the Deposit and (iii) plus Seller’s HSR Expenses (to the extent invoiced to Buyer at least three (3) Business Days prior to the Closing Date) (the “Closing Date Payment”). Buyer or Buyer’s Affiliate shall pay Seller the estimated consideration for the Inventory pursuant to the Purchased Inventory Sale Agreement.

1.7                                     Independent Consideration. Notwithstanding anything in this Agreement to the contrary, One Hundred Dollars ($100.00) of the Deposit (the “Independent Consideration”) shall be paid to Seller and considered completely nonrefundable to Buyer in all events, it being the intent of the parties to recognize that such amount has been bargained for and agreed to as independent consideration for Buyer’s exclusive right to purchase the Acquired Assets and for Seller’s execution and delivery of this Agreement.

1.8                                     Non-Assignment of Certain Acquired Assets. Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or sell any Acquired Asset if an attempted assignment thereof without consent would violate any right of any Third Party or any Law or Permit, and no breach of this Agreement shall have occurred by virtue of such non-assignment. If any Acquired Asset is not assigned at Closing as a consequence of this Section 1.8, then such Acquired Asset shall be deemed to be an Excluded Asset hereunder at the time of the Closing; provided that each Party shall use commercially reasonable efforts to enter into arrangements to provide Buyer with substantially the same economic claims, rights and benefits of any such asset pursuant to Section 7.5, and with respect to Permits, Seller shall comply with its obligations both before and after Closing concerning notice and cooperation with Permit transfers. If any such unobtained consent is subsequently obtained after Closing, then (a) Seller shall notify Buyer and, as soon as practicable after receipt of such consent, Seller shall sell, assign and convey the affected Acquired Asset to Buyer (using the form of Assumed Contracts Assignment or Leased Real Property and Rights of Way Assignment, as applicable), and (b) the affected Acquired Asset shall from and after such time be deemed not to be an Excluded Asset. This Section 1.8 shall not limit Buyer’s condition precedent under Section 9.2(d).

ARTICLE II
CLOSING

2.1                                     Closing. The closing of the transactions contemplated hereby (the “Closing”) shall be held at the offices of Seller, 333 Clay Street. Suite 1600, Houston, Texas 77002 at 10:00 a.m. on the first Business Day of the month immediately following the Condition Completion Date, or such other place, time or date as may be agreed upon by the Parties, assuming the Condition Completion Date has occurred at least four (4) Business Days prior to the first Business Day of the succeeding month. If the Condition Completion Date has occurred within such four (4) Business Day period, the Closing shall occur on the fifteenth day of the succeeding month if such day is a Business Day or the closest Business Day to the fifteenth day. The date on which the Closing takes place is referred to herein as the “Closing Date.” The Closing shall be deemed to be effective as of 12:01 a.m. on the Closing Date (the “Effective Time”).

2.2                               Deliveries by Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

(a)                                 a duly executed and acknowledged counterpart to the assignment and assumption of Assumed Contracts (excluding leases and subleases) substantially in the form attached hereto as Exhibit A (the “Assumed Contracts Assignment”);

(b)                                 duly executed and acknowledged counterparts to the grant deeds conveying fee simple title, subject only to Permitted Liens, to the Owned Real Property and the Ancillary Real Property Rights appurtenant or related thereto (provided that the Ancillary Real Property Rights attributable to the Owned Real Property shall be conveyed without any warranty of title) substantially in the form attached hereto as Exhibit B (the “Deeds”);

(c)                                  a duly executed counterpart to the assignment and assumption of Assumed Contracts consisting of leases and subleases of the Leased Real Property, the Rights of Way and the Ancillary Real Property Rights appurtenant or related thereto (provided that the Ancillary Real Property Rights attributable to such Leased Real Property and Rights of Way shall be conveyed without any warranty of title) substantially in the form attached hereto as Exhibit C (the “Leased Real Property and Rights of Way Assignment”);

(d)                                 a duly executed counterpart to the bill of sale, assignment and assumption agreement covering the Acquired Assets (other than the Owned Real Property, Leased Real Property, the Rights of Way and the Ancillary Real Property Rights appurtenant or related thereto), substantially in the form attached hereto as Exhibit D (the “Bill of Sale”);

(e)                                  a duly executed counterpart to the Transition Services Agreement substantially in the form of Exhibit E (the “Transition Services Agreement”);

(f)                                   a duly executed certificate of Seller, dated as of the Closing Date, certifying that the conditions set forth in Sections 9.2(a) and 9.2(b) have been fulfilled, substantially in the form of Exhibit F;

(g)                                  a duly executed and acknowledged certification of non-foreign status (as described in U.S. Treasury Regulations Section 1.1445-2(b)) substantially in the form of Exhibit G executed by the party that is treated as the transferor of the Acquired Assets for U.S. federal income tax purposes (the “FIRPTA”);

(h)                                 a duly executed Closing Statement, showing the flow of funds, substantially in the form of Exhibit H (the “Closing Statement”);

(i)                                     a duly executed Purchase Price Receipt, confirming Seller’s receipt of funds at Closing, substantially in the form of Exhibit I;

(j)                                    a duly executed custody transfer receipt, transferring custody, but not title of all Third Party Hydrocarbon Inventory, substantially in the form of Exhibit J;

(k)                                 [Reserved];

(l)                                     a real estate withholding certificate on Form 593-C executed by Seller’s ultimate parent;

(m)                             duly executed pre-closing notices to Third Parties under the Assumed Contracts and assumed leases in the form of Exhibit M, advising such Third Parties of Buyer’s assumption of Seller’s obligations thereunder accruing on and after the Effective Time;

(n)                                 pursuant to Section 2.6 of this Agreement, a duly executed counterpart to the Purchased Inventory Sale Agreement selling all of Seller’s Hydrocarbon inventories, petroleum products, chemicals, additives and consumables (collectively, the “Inventory”) held by Seller at the Terminal Facilities, substantially in the form of Exhibit N (the “Purchased Inventory Sale Agreement”);

(o)                                 a duly executed counterpart to the FCC Sale Agreement, pursuant to which Seller will sell to Buyer all of the licenses authorized to Seller by the FCC, substantially in the form of Exhibit O (the “FCC Sale Agreement”);

(p)                                 a duly executed counterpart to the FCC System Sharing Agreement, pursuant to which Seller will share with Buyer the use of Seller’s radio communications facilities licensed by the FCC, substantially in the form of Exhibit P (the “FCC System Sharing Agreement”);

(q)                                 all documentation, in a form that is reasonably acceptable to Buyer, reasonably necessary to reflect a release of all of the Liens against the Acquired Assets listed on Schedule 2.2(q) other than the Permitted Liens;

(r)                                    a parent guaranty of Plains All American Pipeline, L.P., guarantying Seller’s obligations under this Agreement, substantially in the form of Exhibit Q; and

(s)                                   any other documents, instruments or agreements contemplated hereby or reasonably necessary or appropriate to consummate the transactions contemplated by this Agreement, and in a form reasonably acceptable to Seller and Buyer (it being understood that such instruments shall not require Seller or Buyer or any other Person to make any additional representations, warranties or covenants, express or implied, not contained in or as contemplated by this Agreement or the Ancillary Agreements).

2.3                               Deliveries by Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:

(a)                                 the Closing Date Payment;

(b)                                 a duly executed counterpart to the Assumed Contracts Assignment;

(c)                                  a duly executed counterpart to the Leased Real Property Assignment;

(d)                                 a duly executed counterpart to the Transition Services Agreement;

(e)                                  a duly executed counterpart to the Bill of Sale;

(f)                                   a parent guaranty of TransMontaigne Partners L.P. or another entity reasonably acceptable to Seller, guarantying Buyer’s obligations under this Agreement, substantially in the form of Exhibit R;

(g)                                  a duly executed counterpart to the Closing Statement;

(h)                                 [Reserved];

(i)                                     a duly executed counterpart to the Purchased Inventory Sale Agreement;

(j)                                    a duly executed counterpart to the FCC Sale Agreement;

(k)                                 a duly executed counterpart to the FCC System Sharing Agreement;

(l)                                     the estimated consideration for the Inventory pursuant to the Purchased Inventory Sale Agreement;

(m)                             a duly executed certificate of Buyer, dated as of the Closing Date, certifying that the conditions set forth in Sections 9.3(a) and 9.3(b) have been fulfilled, substantially in the form of Exhibit S; and

(n)                                 any other documents, instruments or agreements contemplated hereby or reasonably necessary or appropriate to consummate the transactions contemplated by this Agreement, and in a form reasonably acceptable to Buyer and Seller (it being understood that such instruments shall not require Buyer or Seller or any other Person to make any additional representations, warranties or covenants, express or implied, not contained in or as contemplated by this Agreement or the Ancillary Agreements).

2.4                               Prorations.

(a)                                 On the Closing Date, or as promptly as practicable following the Closing Date, but in no event later than ninety (90) calendar days thereafter, the water, gas, electricity and other utilities, local business or other license fees to the extent assigned and other similar periodic charges payable with respect to the Acquired Assets shall be prorated between Seller, on the one hand, and Buyer, on the other hand, effective as of the Effective Time with Seller being responsible for amounts related to the period prior to but excluding the Closing Date and Buyer being responsible for amounts related to the period on and after the Closing Date. The Parties shall use commercially reasonable efforts to cause utility meter readings to be determined as of the Effective Time or as close thereto as reasonably practicable; provided, however, that if a Party’s proration for a particular amount owed under this Section 2.4 cannot be determined due to the unavailability of the necessary information on the appropriate invoice or remittance statement, then the proration shall be calculated on a per day basis using the number of days in the respective Party’s period. If Buyer fails to pay any utility bill and payment is demanded from Seller, and Seller pays the utility bill, then Buyer shall promptly reimburse Seller for payment of any such utility bill. If Buyer fails to effect the transfer to it of utility services within one hundred and twenty (120) days following Closing, Seller shall then have the option, in Seller’s discretion, to inform the utility provider to discontinue the utility service, without any liability to Seller for such discontinuance.

(b)                                 Without limiting Article XI: all income, proceeds and receipts attributable to the operation, use, ownership, or otherwise of the Acquired Assets prior to the Effective Time shall be the property of Seller and to the extent received by Buyer or its Affiliates, Buyer shall promptly and fully disclose, account for and transmit same to Seller; and all income, proceeds and receipts attributable to the operation, use, ownership, or otherwise of the Acquired Assets on and after the Effective Time shall be the property of Buyer and to the extent received by Seller or its Affiliates, Seller shall promptly and fully disclose, account for and transmit same to Buyer. In addition, subject to the terms of this Agreement, including Article XI, all utility, accounts payable for goods and services, rent payments and other expenses attributable to the Acquired Assets for any period of time on or prior to the Effective Time, regardless of when due or payable, shall be the sole obligation of Seller and Seller shall promptly pay, or if paid by Buyer, promptly reimburse Buyer for and hold Buyer harmless from and against same. Subject to the terms of this Agreement, including Article XI, all utility, accounts payable for goods and services, rent payments and other expenses attributable to the Acquired Assets for any periods of time subsequent to the Effective Time, regardless of when due or payable, shall be the sole obligation of Buyer and Buyer shall promptly pay, or if paid by Seller, promptly reimburse Seller for and hold Seller harmless from and against same.

(c)                                  The provisions of this Section 2.4 shall survive the Closing.

2.5                               Closing Costs; Transfer Taxes and Fees.

(a)                                 Allocation of Costs. Buyer shall pay all sales, transfer and use Taxes arising out of the transactions contemplated by this Agreement (including the grantor’s tax for recording real estate conveyance documents) and all costs and expenses (including recording fees and real estate transfer Taxes) incurred in connection with Buyer obtaining or recording title to the Acquired Assets. The sales, use and transfer Tax Returns required by reason of the transactions contemplated by this Agreement shall be timely prepared and filed by the Party obligated by Law to make such filing. The Parties agree to cooperate with each other (at their own expense) in connection with the preparation and filing of such returns, in obtaining all available exemptions from such sales, use and transfer Taxes, and in timely providing each other with resale certificates and any other documents necessary to satisfy any such exemptions.

(b)                                 Reimbursement. If a Party pays any Tax agreed to be borne by another Party under this Agreement, such other Party shall promptly (and in any event within five (5) Business Days after receipt of notice thereof) reimburse the paying Party for the amounts so paid. If any Party receives any Tax refund applicable to a Tax paid by another Party, the receiving Party shall promptly (and in any event within five (5) Business Days) pay such amounts to the Party entitled thereto. The provisions of this Section 2.5(b) shall survive the Closing.

2.6                               Inventory. On the Closing Date, Seller shall sell, or cause one of its Affiliates to sell, and Buyer will purchase, or cause one of its Affiliates to purchase, all of the Inventory for the agreed price set forth in Schedule 2.6 (the “Inventory Value”), pursuant to the Purchased Inventory Sale Agreement. The party purchasing the Inventory is hereinafter referred to as the “Inventory Purchaser”. As more particularly provided in the Purchased Inventory Sale Agreement:

(a)                                 Measurement of Inventory. Promptly following the Effective Time, Seller and the Inventory Purchaser shall conduct a measurement of the actual amount of the Inventory as of the Effective Time in accordance with the measurement procedures set forth on Schedule 2.6 (the “Inventory Methodology”).

(b)                                 Adjustment of Inventory Consideration.

(i)                                     If the actual quantity of the Inventory measured as of the Effective Time is less than the quantity of the Inventory set forth on Schedule 2.6 there will be an “Inventory Shortage”. If the actual quantity of the Inventory measured on the Closing Date is greater than the quantity of the Inventory set forth on Schedule 2.6, then there will be an “Inventory Excess”.

(ii)                                  If there is an Inventory Shortage, Seller shall pay Inventory Purchaser (via wire transfer to an account specified in writing by Inventory Purchaser), within five (5) Business Days of the receipt of the reports prepared in accordance with Section 2.6(a), an amount equal to the Inventory Shortage multiplied by the per unit value of such Inventory based on the prices set forth in Schedule 2.6.

(iii)                               If there is an Inventory Excess, then Inventory Purchaser shall pay Seller within five (5) Business Days of the receipt of the reports prepared in accordance with Section 2.6(a), an amount equal to the Inventory Excess multiplied by the per unit value of such Inventory based on the prices set forth in Schedule 2.6.

2.7                               Third Party Hydrocarbon Inventory True-Up.

(a)                                 The Parties agree to jointly determine the actual physical volumes and qualities of Third Party Hydrocarbon Inventory at the Terminal Facilities pursuant to the Inventory Methodology. Promptly following the Effective Time, the Parties shall compare the actual physical volumes of Third Party Hydrocarbon Inventory at the Terminal Facilities at Closing with the physical volumes of crude oil, products and additives owned by Third Parties at the Terminal Facilities at Closing as such volumes are contractually recorded and reported in Terminal Facility records after taking into consideration such Third Party’s contractual loss allowance (the “Reported Hydrocarbon Inventory”). If the actual physical volume of Third Party Hydrocarbon Inventory (after taking into consideration such Third Party’s contractual loss allowance) is less than the volumes of the Reported Hydrocarbon Inventory, or if any Third Party Hydrocarbon Inventory does not meet the required product specifications, Buyer shall invoice Seller, and Seller shall compensate Buyer, for any deviations from the Recorded Hydrocarbon Inventory volumes and specifications, using the prices set forth in Schedule 2.6. If the actual physical volume of Third Party Hydrocarbon Inventory (after taking into consideration such Third Party’s share of contractual gains) is greater than the volumes of the Reported Hydrocarbon Inventory, Seller shall invoice Buyer, and Buyer shall compensate Seller, for any deviations from the Reported Hydrocarbon Inventory volumes and specifications, using the prices set forth in Schedule 2.6. For Third Party Hydrocarbon Inventory that is off specification, Seller’s maximum liability to Buyer shall be limited to replacement value of the specific Third Party Hydrocarbon Inventory at the time of the issuance of the report less the salvage value of the off specification Third Party Hydrocarbon Inventory.

(b)                                 Following the Effective Time, Buyer shall be responsible for any contractual obligations regarding gain/loss and/or off specifications pursuant to the Assumed Contracts, except to the extent constituting Retained Liabilities.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

As of the Effective Date, Seller hereby represents and warrants to Buyer as follows:

3.1                                     Organization. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite power to own, lease and operate its properties and assets and to carry on its business as now being conducted. Seller is duly qualified to do business and in good standing as a foreign limited liability company in California and each of the other states in which it has assets or conducts activities which require it to be so qualified or in good standing, except where the failure to be so qualified or in good standing in such other states would not reasonably be expected to have a Material Adverse Effect.

3.2                                     Authorization. Seller has full limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements and consummate the transactions contemplated hereby and thereby. Seller has taken all limited liability company action required to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by Buyer, constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditors’ rights generally and general principles of equity, regardless of whether enforceability is considered in a proceeding at law or in equity (collectively, the “Creditor’s Rights Exception”). The Ancillary Agreements shall, on the Closing Date, be duly and validly executed by Seller and, assuming due authorization, execution and delivery by the other parties thereto, constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except for the Creditor’s Rights Exception.

3.3                                     No Conflicts; Consents. Except for and subject to obtaining the Consents set forth on Schedule 3.3 (the “Required Third Party Consents”) and except for any Post-Closing Consents, requirements under the HSR Act, and the transfer of Existing Site Permits, the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements do not, and the consummation of the transactions contemplated hereby and thereby will not (a) violate, conflict with, or result in any breach of any provision of the Governing Documents of Seller, (b) to the Knowledge of Seller, materially violate, conflict with or result in a material violation or breach of, or constitute a default under, any of the material terms, conditions or provisions of any Material Contract, Permit, instrument or agreement to which Seller is a party, or (c) to the Knowledge of Seller, violate in any material respect any applicable Law binding upon Seller or any material portion of the Acquired Assets. To the Knowledge of Seller, no Consent of any Governmental Entity or any other Person is required to be obtained by Seller in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Seller is a party or the consummation of the transactions contemplated hereby or thereby, except for (i) requirements under the HSR Act, (ii) transfer of Existing Site Permits, (iii) the Required Third-Party Consents and (iv) Post-Closing Consents.

3.4                                     Compliance With Laws and Permits. To the Knowledge of Seller, except as set forth on Schedule 3.4, Seller currently operates, and for the past two (2) years has operated, the Terminal Facilities in material compliance with all applicable Laws and Existing Site Permits. Except as set forth on Schedule 3.4, no investigation or review by any Governmental Entity with respect to Seller and relating to the Terminal Facilities is pending or, to the Knowledge of Seller, threatened which, if resolved adversely to Seller or any of its Affiliates, would have a Material Adverse Effect. Except as set forth on Schedule 3.4, (a) to the Knowledge of Seller, each Existing Site Permit is valid and in full force and effect and (b) there are no proceedings pending or, to the Knowledge of Seller, threatened in writing that could reasonably be expected to result in the revocation, material modification or termination of any Existing Site Permit. Notwithstanding the foregoing, Seller makes no representation or warranty, express or implied, under this Section 3.4 relating to any Laws pertaining to Tax matters.

3.5                                     Absence of Litigation. Except as set forth on Schedule 3.5, there is no Action pending or, to the Knowledge of Seller, threatened, against Seller relating to the Acquired Assets or challenging the transactions contemplated hereby.

3.6                                     Contracts. True, correct and complete (except for redaction of certain customer information) copies of all Assumed Contracts have been provided to Buyer. Except as disclosed in Schedule 3.6(a), (a) each Material Contract is in full force and effect and constitutes a valid and binding agreement with respect to Seller, enforceable in accordance with its terms, except for the Creditor’s Rights Exception and (b) Seller is not in breach of or default, in any material respect, under any Material Contract. Except as disclosed in Schedule 3.6(a), (A) to the Knowledge of Seller, no other party to any Material Contract is in breach of or default under such Material Contract in any material respect, and (B) Seller has not received any notice from any other party to any Material Contract that alleges any violation, breach or default by Seller of any Material Contract in any material respect. Schedule 3.6(b) sets forth all Material Contracts.

3.7                               Taxes. Except as set forth in Schedule 3.7:

(a)                                 All Tax Returns required to be filed with respect to the Acquired Assets have been duly and timely filed and all such Tax Returns are correct and complete in all respects.

(b)                                 All Taxes with respect to the Acquired Assets that have become due during Seller’s period of ownership of the Acquired Assets have been paid in full by Seller.

(c)                                  There is no Action pending or in progress against Seller for any Taxes relating to the Acquired Assets, and no assessment, deficiency, or adjustment has been asserted, proposed, or threatened with respect to any such Taxes.

(d)                                 There is not in force any extension of the statute of limitations with respect to the collection of any such Taxes relating to the Acquired Assets.

(e)                                  Plains All American Pipeline, L.P., as the ultimate parent of Seller, is deemed to own the Acquired Assets for U.S. federal income tax purposes.

(f)                                   None of the Acquired Assets are directly held in any arrangement that is classified as a partnership for U.S. federal income tax purposes.

(g)                                  There are no Liens for Taxes encumbering any of the Acquired Assets other than Liens that are Permitted Liens.

(h)                                 For the past two (2) years, there has not been any Action relating to Taxes with respect to the Acquired Assets.

(i)                                     In the past two (2) years, Seller has not applied for and/or received a ruling or determination from a Taxing Authority regarding a past or prospective transaction that relates to the Acquired Assets.

(j)                                    Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Third Party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

3.8                               Employees and Employee Benefit Plans.

(a)                                 Controlled Group Liability. With respect to the Acquired Assets, neither Seller nor any ERISA Affiliate of Seller has ever maintained, contributed to or sponsored any Employee Benefit Plan that is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code.

(b)                                 No Post-Employment Obligations. No Employee Benefit Plan covering Employees provides, or has promised to provide, post-termination or retiree welfare benefits, except as may be required by COBRA or other similar applicable Law.

3.9                               Environmental Matters.

(a)                                 Actions. Except as set forth on Schedule 3.5, there are no Actions pending or, to the Knowledge of Seller, threatened against the Acquired Assets, Seller or any other Person relating to the Acquired Assets under Environmental Laws.

(b)                                 Compliance. To the Knowledge of Seller:

(i)                                     set forth in Schedule 3.9(b)(i) is a true, correct and complete list of all Environmental Permits held by Seller or its Affiliates in connection with the ownership, occupancy and the current operation of the Acquired Assets;

(ii)                                  none of the Acquired Assets is encumbered by a Lien arising or imposed under Environmental Laws; and

(iii)                               Seller and its Affiliates are in material compliance with the Designated Orders and are not required to conduct material new remediation of Hazardous Materials pursuant to such Designated Orders.

(c)                                  Release. Except as set forth in Schedule 3.9(c), to the Knowledge of Seller, during the past two (2) years, there has been no Release of Hazardous Materials at, on or under the Real Property Interests that could reasonably be expected to result in material liability for investigation, cleanup or other response action by Buyer.

(d)                                 Reports. Seller has provided to Buyer all written environmental assessments and reports prepared during the period that Seller has owned the Terminal Facilities by Third Parties in respect of any of the Acquired Assets that, to the Knowledge of Seller, are in the possession of, Seller or its Affiliates prior to the Closing Date, including any such assessments or reports that contain material information about Hazardous Materials, remediation or compliance with Environmental Laws.

3.10                        No Brokers or Finders. Except as set forth on Schedule 3.10, there is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of Seller who is entitled to receive from Buyer any fee or commission in connection with the transactions contemplated by this Agreement or any part thereof or any interest therein. Seller will pay all fees and compensation of the Persons set forth on Schedule 3.10.

3.11                        Real Property.

(a)                                 The Owned Real Property, the Leased Real Property and the Rights of Way (collectively, the “Real Property Interests”) constitute all of the material fee interests, leases, easements, rights-of-way, property use agreements, line rights, franchises, permits, licenses and other rights to, or interests in, real property used by Seller or its Affiliates in the Ordinary Course of Business for the past two (2) years.

(b)                                 To the Knowledge of Seller, except for Permitted Liens and those matters set forth or described on Schedule 3.11(b), there are no unrecorded or undisclosed documents or other matters which affect title to the Real Property Interests or the real property to which the Real Property Interests relate, the failure of which to disclose will have a Material Adverse Effect.

(c)                                  To the Knowledge of Seller, there is no condemnation, eminent domain or similar proceeding, or zoning change or similar proceeding, pending with service of process made on Seller or Seller’s Affiliates, or threatened in writing or pending without service of process made on Seller or its Affiliates, affecting all or any material portion of the Real Property Interests.

(d)                                 Except (i) for the Permitted Liens, (ii) as may be set forth in the instruments evidencing the Real Property Interests, or those matters set forth or described on Schedule 3.11(d), to the Knowledge of Seller, no Third Parties have any unexercised options, rights of first offer, rights of first refusal or other similar preemptive rights, to acquire any material interest in any of the Real Property Interests.

3.12                              Absence of Changes. Since July 31, 2017, (a) the Business has been conducted in the Ordinary Course of Business and (b) there has been no occurrence, condition, change, event or effect that, individually or in the aggregate, has had or is reasonably expected to have a Material Adverse Effect.

3.13                              Intellectual Property. To the Knowledge of Seller, (a) the conduct of the Business as currently conducted by Seller does not materially conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others, and (b) there is no material infringement of any Terminal Facilities IP.

3.14                              Credit Support. Schedule 1.2(g) lists all bonds, guarantees, letters of credit, cash deposits and other sureties, indemnities and credit assurances provided to any Governmental Entity, Contract counterparty or other Person by Seller or any of its Affiliates related to the Acquired Assets.

3.15                              WAIVERS AND DISCLAIMERS. BUYER ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO INSPECT THE ACQUIRED ASSETS, THAT IT HAS CONDUCTED ITS INDEPENDENT DUE DILIGENCE INVESTIGATION AND INSPECTION OF ALL ASPECTS OF SUCH ACQUIRED ASSETS AND THE CLOSING OF THE TRANSACTIONS CONTEMPLATED HEREBY IS NOT CONDITIONED ON IT CONDUCTING FURTHER DUE DILIGENCE. OTHER THAN AS EXPRESSLY SET OUT HEREIN OR IN THE ANCILLARY AGREEMENTS, AND EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY SELLER SET FORTH IN THIS ARTICLE III AND EXCEPT FOR THE OTHER COVENANTS AND AGREEMENTS MADE BY SELLER IN THIS AGREEMENT OR IN THE ANCILLARY AGREEMENTS, BUYER IS RELYING ON SUCH INDEPENDENT INVESTIGATION AND INSPECTION OF THE ACQUIRED ASSETS AND IS NOT RELYING ON ANY INFORMATION PROVIDED BY SELLER OR ITS REPRESENTATIVES IN DETERMINING WHETHER TO ACQUIRE THE ACQUIRED ASSETS.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY SELLER SET FORTH IN THIS ARTICLE III AND IN THE CERTIFICATE DELIVERED BY SELLER AT CLOSING UNDER SECTION 2.2(f) AND EXCEPT FOR THE OTHER COVENANTS AND AGREEMENTS MADE BY SELLER IN THIS AGREEMENT OR IN THE ANCILLARY AGREEMENTS, BUYER ACKNOWLEDGES AND AGREES THAT THE SALE AND BUYER’S ACQUISITION OF THE ACQUIRED ASSETS AS PROVIDED FOR HEREIN SHALL BE MADE IN AN “AS IS”, “WHERE IS” CONDITION WITH ALL FAULTS AND THAT SELLER HAS NOT MADE, NOR DOES IT MAKE, AND SELLER SPECIFICALLY NEGATES AND DISCLAIMS, ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST OR PRESENT, REGARDING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE ACQUIRED ASSETS, INCLUDING THE WATER, SOIL, GEOLOGY OR ENVIRONMENTAL CONDITION OF THE PROPERTIES INCLUDED IN THE ACQUIRED ASSETS, GENERALLY, INCLUDING THE PRESENCE OR LACK OF

HAZARDOUS SUBSTANCES OR MATTERS ON SUCH PROPERTIES, (B) THE INCOME TO BE DERIVED FROM THE ACQUIRED ASSETS, (C) THE SUITABILITY OF THE ACQUIRED ASSETS FOR ANY AND ALL ACTIVITIES AND USES WHICH BUYER OR ANY OTHER PARTY MAY CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY ANY SUCH ACQUIRED ASSET OR ITS OPERATION WITH ANY LAWS OF ANY GOVERNMENTAL ENTITY (INCLUDING ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS, INCLUDING THE DESIGNATED ORDERS, OR REQUIREMENTS), OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY OF THE ACQUIRED ASSETS. THIS PARAGRAPH SHALL SURVIVE THE CLOSING. BUYER ACKNOWLEDGES THAT THE WAIVERS AND DISCLAIMERS IN THIS SECTION ARE CONSPICUOUS.

3.16                              Prohibited Transactions and Status. Neither Seller nor, to Seller’s Knowledge, any person, directly or indirectly, owning or controlling or controlled by Seller is in violation of any applicable anti-money laundering, anti-bribery, anti-corruption or economic sanctions legal requirements and, to the Knowledge of Seller, consummation of the transactions contemplated by this Agreement will not violate any such requirement. Neither Seller nor, to Seller’s Knowledge, any Affiliate of Seller (a) is on the OFAC List of Specially Designated Nationals and Blocked Persons or is otherwise an entity property of which is blocked or frozen by OFAC or any other governmental authority (collectively, “Blocked Person”); or (b) engages in any dealings or transactions or is otherwise associated with any Blocked Person.

3.17                              Prohibited Relationships. Neither Seller nor, to Seller’s Knowledge, its Affiliates are acting, directly or indirectly, on behalf of any terrorist, terrorist organization, narcotics trafficker or Blocked Person.

3.18                              Survival. The representations and warranties of Seller in this Agreement and in the Ancillary Agreements shall survive the Closing or the earlier termination of this Agreement in accordance with the survival provisions set forth in Section 11.5.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

As of the Effective Date, Buyer hereby represents and warrants to Seller as follows:

4.1                                     Organization. Buyer is a limited partnership, duly organized, validly existing and in good standing under the Laws of its state of organization and has the requisite limited partnership power to own, lease and operate its properties and to carry on its business as now being conducted. Buyer is duly qualified to do business and in good standing as a foreign limited partnership in all jurisdictions in which the character of the properties now owned or leased by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not materially impair Buyer’s ability to consummate the transactions contemplated by this Agreement.

4.2                                     Authorization. Buyer has full limited partnership power and authority to (a) execute and deliver this Agreement and the Ancillary Agreements contemplated hereby to be executed and delivered by Buyer and (b) consummate the transactions contemplated hereby and thereby. Buyer has taken all limited partnership action required to authorize: (i) the execution and delivery of this Agreement and the Ancillary Agreements to be executed and delivered by Buyer and (ii) the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller, is a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except for the Creditor’s Rights Exception. The Ancillary Agreements will, on the Closing Date, be duly and validly executed by Buyer and, assuming due authorization, execution and delivery by the other parties thereto, constitute legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except for the Creditor’s Rights Exception.

4.3                                     No Violations; Consents. Except as set forth on Schedule 4.3, any Post-Closing Consents, requirements under the HSR Act or the transfer of the Existing Site Permits, the execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements do not, and consummation of the transactions contemplated hereby and thereby will not (a) violate, conflict with, or result in any breach of any provision of the Governing Documents of Buyer; (b) to the Knowledge of Buyer, materially violate, conflict with or result in a material violation or breach of, or constitute a default under, any of the material terms, conditions or provisions of any material Contract, or other instrument or obligation, to which Buyer is a party or by which Buyer or any material portion of its assets is bound; or (c) to the Knowledge of Buyer, subject to obtaining the Consents or making the registrations, declarations or filings set forth in the next sentence, materially violate any applicable Law binding upon Buyer or by which it or any material portion of its assets are bound. To the Knowledge of Buyer, no Consent of any Governmental Entity or any other Person is required to be obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the other Ancillary Agreements to which Buyer is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) requirements under the HSR Act, (ii) transfer of Existing Site Permits, (iii) the Required Third-Party Consents and (iv) Post-Closing Consents.

4.4                                     Absence of Litigation. Except as set forth on Schedule 4.4, there is no Action pending or, to the Knowledge of Buyer, threatened against Buyer or any of its Affiliates that would reasonably be expected to have a material and adverse impact on Buyer’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

4.5                                     Brokers and Finders. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of Buyer who is entitled to receive from Seller any fee or commission in connection with the transactions contemplated by this Agreement.

4.6                                     Due Diligence. Buyer is an informed and sophisticated buyer experienced in financial and business matters and the evaluation of and investment in businesses such as Seller’s and the transactions as contemplated hereunder. Buyer has undertaken such investigations as it has deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement. Seller has provided Buyer with an opportunity to ask questions of the officers and management of Seller and its Affiliates.

4.7                                     Sufficient Funds. At the Closing, Buyer will have sufficient cash or cash equivalents available to pay the aggregate Purchase Price on the terms and conditions contained in this Agreement, and there is no restriction on the use of such cash or cash equivalents for such purpose.

4.8                                     Prohibited Transactions and Status. Neither Buyer nor, to Buyer’s Knowledge, any person, directly or indirectly, owning or controlling or controlled by Buyer is in violation of any applicable anti-money laundering, anti-bribery, anti-corruption or economic sanctions legal requirements and, to the Knowledge of Buyer, consummation of the transactions contemplated by this Agreement will not violate any such requirement. Neither Buyer nor, to Buyer’s Knowledge, any Affiliate of Buyer (a) is on the OFAC List of Specially Designated Nationals and Blocked Persons or is otherwise a Blocked Person; or (b) engages in any dealings or transactions or is otherwise associated with any Blocked Person.

4.9                                     Prohibited Relationships. Neither Buyer nor, to Buyer’s Knowledge, its Affiliates are acting, directly or indirectly, on behalf of any terrorist, terrorist organization, narcotics trafficker or Blocked Person.

ARTICLE V
COVENANTS AND AGREEMENTS OF SELLER

5.1                               Pre-Closing Access and Information.

(a)                                 Subject to Section 6.1 and the terms of the Confidentiality Agreement, and upon reasonable advance notice, Seller shall grant, or cause to be granted to, Buyer and its Representatives reasonable access during Seller’s normal business hours throughout the period beginning on the Effective Date through the Closing Date (the “Interim Period”) to the Acquired Assets and the books and records and other information relating to the Employees and to the Acquired Assets (subject to any applicable confidentiality agreements, legal restrictions and legal privileges) for the purpose of inspecting the same. Notwithstanding the preceding sentences to the contrary, nothing in this Agreement shall be construed to permit Buyer or its Representatives to have access to any files, records, Contracts or documents of Seller, its Affiliates or Representatives relating to (A) Seller’s or its Affiliates’ inter-company or intra-company product pricing information, internal transfer prices, hedging activity records and business inventory valuation procedures and records, (B) any bids relating to the transactions contemplated by this Agreement and the Ancillary Agreements, (C) any of the Excluded Assets, and (D) the negotiation or execution of this Agreement.

(b)                                 Notwithstanding anything contained in the Confidentiality Agreement to the contrary, during the Interim Period, Seller shall use commercially reasonable efforts to provide to Buyer and its Representatives with reasonable access to the Employees and the opportunity to interview such Employees during normal business hours in order to discuss post-Closing employment matters.

5.2                               Conduct of Business.

(a)                                 During the Interim Period, except (i) as may be reasonably required by emergency or force majeure conditions or (ii) as contemplated by this Agreement, Seller shall (A) operate the Terminal Facilities in the Ordinary Course of Business or as otherwise contemplated by this Agreement, (B) maintain the Acquired Assets in the ordinary course (including undertaking such maintenance and capital projects listed on Schedules 5.2(a)(1) and 5.2(a)(2)), (C) comply in all material respects with all applicable Laws and Orders and perform in all material respects all of its obligations under all Material Contracts and material Permits and (D) use Seller’s commercially reasonable efforts consistent with past practice to keep available the services of employees, and maintain existing relationships with any Governmental Entity, licensors, customers, suppliers, distributors, clients, and others having business relationships with Seller related to the Acquired Assets, including by using Seller’s commercially reasonable efforts to (1) renew, extend or otherwise modify any Material Contracts scheduled to expire during the Interim Period and (2) to include in such Material Contracts an assignment clause that will allow the assignment of such contracts to Buyer.

(b)                                 During the Interim Period, except with the prior written consent of Buyer, Seller shall not:

(i)                                     sell, exchange, lease, license, transfer or otherwise dispose of any material Acquired Asset, except in the Ordinary Course of Business;

(ii)                                  terminate (other than a termination for reason of a material breach by another party), assign, materially amend, grant any waiver (in a manner adverse to Seller) of any material term under or grant any material consent (in a manner adverse to Seller) with respect to any Contract, Permit or Right of Way constituting an Acquired Asset;

(iii)                               voluntarily create, grant or permit any material Lien on or affecting any Acquired Asset, other than Permitted Liens;

(iv)                              settle or compromise any material litigation or other material commercial or regulatory dispute with respect to the Acquired Assets in a manner that would adversely affect the Business after Closing;

(v)                                 incur any liabilities with respect to the Acquired Assets for which Buyer would be responsible after Closing other than transactions in the Ordinary Course of Business;

(vi)                              except (x) as may be required by applicable Law, (y) in the Ordinary Course of Business or (z) as would relate to substantially all other similarly situated employees of Seller or its Affiliates, (A) materially increase the amount of compensation or benefits payable to or to become payable to any Employee, except where the aggregate cost increase is borne by Seller or its Affiliate or (B) hire new Employees or terminate the employment of any Employee (other than a termination for cause) or transfer any Employees except to fill vacancy in existing positions known on the date of this Agreement; or

(vii)                           enter into any Contract to do any of the foregoing.

5.3                                     Books and Records. Seller shall deliver all Books and Records (including the Assumed Contracts and Designated Orders) to Buyer as promptly as practicable but in any event within ninety (90) days after the Closing Date. Seller is not obligated to create any Books and Records for Buyer or to provide them in a form or format other than the form or format in which they exist as of the Effective Date or to provide them to Buyer in any sequence or priority except as otherwise expressly provided herein. Books and Records will be provided to Buyer in the formats and on media used by Seller in the Ordinary Course of Business, or native to the system in which such data or information resides. If Buyer requests any Books and Records in a specific format or report form, and Seller agrees, in its sole discretion, Buyer will be responsible for all reasonable costs incurred by Seller to provide such Books and Records in such requested format or report form.

5.4                                     Schedules. No later than five (5) Business Days prior to the Closing, Seller may, from time to time, by written notice to Buyer, supplement or amend the Disclosure Schedule solely with respect to matters first arising after the date of this Agreement and not in violation of Section 5.2, the disclosure of which is necessary to make the representations and warranties of Seller qualified thereby true and accurate as of the Closing; provided however that Seller may amend the Disclosure Schedule with respect to matters arising on or prior to the date of this Agreement the disclosure of which is necessary to make the representations and warranties of Seller qualified thereby true and accurate as of the Closing, so long as such changes, in the aggregate, would not reasonably be expected to result in aggregate Losses to the Business or to Buyer of more than $300,000. If the Closing occurs, then the Disclosure Schedule shall be deemed to have been amended to include such supplements or amendments and to qualify the applicable representations and warranties of Seller as of the Closing (but not as of the date hereof) for purposes of indemnification under Section 11.1(a)(iv).

5.5                                     Exclusivity. Except with respect to this Agreement and the transactions contemplated hereby, from the Effective Date until the earlier of the Initial Outside Date and the termination of this Agreement, Seller shall not, and shall cause its Affiliates and their respective Representatives (including any investment banking, legal or accounting firm retained by any of the foregoing) not to: (a) encourage, initiate, solicit or seek, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to any acquisition or similar transaction involving all or any substantial portion of the Acquired Assets (a “Proposal”); (b) engage in any negotiations concerning, or provide any confidential information or data to, or have any substantive discussions with, any Person relating to a Proposal; (c) otherwise cooperate in any effort or attempt to make, implement or accept a Proposal; or (d) enter into a Contract with any Person relating to a Proposal (including any letter of intent or confidentiality agreement). Seller shall notify Buyer promptly if any substantive inquiries, proposals, or offers related to a Proposal are received by, any confidential information or data is requested from, or any negotiations or discussions related to a Proposal are sought to be initiated or continued with, Seller, its Affiliates or any of their respective Representatives. Seller shall make each of its Affiliates and its and their respective Representatives aware of the covenants contained in this Section 5.5. The obligations set forth in this Section 5.5 shall expire upon the earlier of (y) the termination of this Agreement and (z) the Closing Date.

5.6                                     Financial Statements. From and after the Effective Date and after Closing, Seller shall, and shall cause its Affiliates and their respective Representatives to, provide Buyer with reasonable access to Seller’s and its Affiliates’ books, records and other data, and otherwise use commercially reasonable efforts to cooperate with Buyer, in each case as may be reasonably requested by Buyer in connection with Buyer’s efforts to prepare audited financial statements, reports or other information with respect to the Business to comply with applicable Law or stock exchange rules.

ARTICLE VI
COVENANTS AND AGREEMENTS OF BUYER

6.1                               Pre-Closing Access and Inspections.

(a)                                 Without Seller’s prior written consent, not to be unreasonably withheld, conditioned or delayed, during the Interim Period, Buyer shall not contact or communicate with any employees (other than the Employees), customers, suppliers or distributors of Seller or its Affiliates or the Acquired Assets except in connection with or with respect to this Transaction or any of the matters contemplated by this Agreement.

(b)                                 Any inspection or investigation conducted by Buyer or its Representatives prior to the Closing shall be conducted in accordance with applicable Laws and in such manner as not to interfere unreasonably with the business of Seller or its Affiliates or the Acquired Assets. Buyer shall not conduct any Phase II environmental assessments or any other sampling or testing of soil or ground or surface water at, or under, the Real Property, without the prior written consent of Seller (which shall not be unreasonably withheld, conditioned or delayed), with Buyer being limited to visual inspections of the Acquired Assets and the review of Seller’s records and any other publicly available materials or information with regard to these matters. Buyer shall bear the risk of injury to any of its Representatives conducting any inspection or investigation of the Acquired Assets. Buyer shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Losses arising or resulting from or in connection with Buyer’s or Buyer’s Representatives’ access to or inspection of the Terminal Facilities or travel to or from or presence on the Terminal Facilities, or any other facilities of Seller or its Affiliates, except for any such Losses arising or resulting from the gross negligence or willful misconduct of any Seller Indemnified Party.

(c)                                  During the Interim Period, Buyer shall not contact or communicate with any Governmental Entity or any employee of any Governmental Entity in connection with or with respect to environmental matters related to the Acquired Assets, except with Seller’s prior written consent, which is not to be unreasonably withheld, conditioned or delayed and, if Seller’s consent is obtained, Buyer shall provide Seller with a reasonable opportunity to have one of Seller’s Representatives present at the time of any such contact or communication; provided however that nothing in this Section 6.1(c) shall prohibit searches of databases and public information available upon request by any Person of a Governmental Entity. Seller shall reasonably cooperate with Buyer in discussing with Governmental Entities the procedures for and substantive requirements required to be satisfied in connection with the transfer of all Existing Site Permits and Post-Closing Consents.

(d)                                 Notwithstanding any provision to the contrary contained in this Agreement, Buyer’s obligations under the last sentence in Section 6.1(b) shall survive the

Closing or the earlier termination of this Agreement, in accordance with the survival provisions set forth in Section 11.5.

6.2                               Post-Closing Preservation of Books and Records; Access. For a period of six (6) years from and after the Effective Time, Buyer shall, and shall cause its Affiliates to, upon receipt of reasonable prior written request from Seller, (a) afford to Seller and its Representatives reasonable access during Buyer’s normal business hours to Buyer’s employees, the Terminal Facilities and to the Books and Records delivered to Buyer by Seller; (b) provide Seller, at Seller’s expense, with copies of the Books and Records delivered to Buyer by Seller; and (c) at Seller’s expense, reasonably cooperate with Seller in all respects, including the making available to Seller of Buyer’s employees as witnesses or deponents as Seller may reasonably request, in respect of (i) financial reporting, (ii) Tax or similar purposes, (iii) purposes of investigating Claims or pursuing Actions in respect of Third Parties or Governmental Entities or (iv) addressing environmental matters involving the Terminal Facilities. Buyer shall, and shall cause its Affiliates to, keep and maintain the Books and Records delivered to Buyer by Seller for a period of six (6) years from the Closing Date or such longer periods as may be required by applicable Law; provided, however, that if Buyer desires to destroy or dispose of any such records after the expiration of such period, then Buyer will first offer to Seller in writing at least sixty (60) days before such destruction or disposition to surrender such records to Seller, and if Seller does not accept such offer within thirty (30) days after receipt of such offer, then Buyer may take such action.

6.3                               Cooperation for Retained and Assumed Liabilities. Subject to Article XI, with respect to all matters that constitute Retained Liabilities or Assumed Liabilities and for so long as Seller or Buyer, as applicable, is contesting or defending such matter in a Third Party Action or any Claim, each Party shall reasonably cooperate with the other Party, its respective Affiliates and their respective counsel in their efforts to conduct or resolve such matters; provided that the cooperating Party shall be reimbursed by the other Party for any reasonable out-of-pocket costs incurred in connection with providing such cooperation.

6.4                               Excluded Intellectual Property. Buyer acknowledges and agrees with Seller that the Excluded Intellectual Property and the goodwill represented thereby and pertaining thereto, are being retained by Seller and its Affiliates. Notwithstanding the foregoing, Buyer agrees that it will not use, and after Closing shall cause its Affiliates not to use, any of the Excluded Intellectual Property. Within sixty (60) days following the Closing Date, Buyer shall remove all identifications of Excluded Intellectual Property from all Acquired Assets, line markers materials, supplies, invoices or related items used by Buyer. Buyer will promptly, but in no event later than thirty (30) days after the Closing Date, contact every applicable one-call agency in the vicinity of the Acquired Assets and have the contact information for one-calls changed from Seller’s or its Affiliate’s name to Buyer’s or its Affiliate’s name. Buyer shall also provide revised maps to the one-call agencies where appropriate or required.

6.5                               Performance Bonds and Guaranties.

(a)                                 Assumption of Performance Bonds. Buyer shall use commercially reasonable efforts to (i) replace, as of the Closing, any performance bond, guaranty or other credit support arrangement listed on Schedule 1.2(g) related to or entered into with respect to the

Acquired Assets, including the Lease Guaranty and any financial assurances provided in connection with any Permits, and (ii) provide that, within thirty (30) days after the Closing Date, Seller and its Affiliates be released from any and all obligations under any such performance bond, guaranty or other credit support arrangement. Buyer shall assume responsibility under all such performance bonds, guarantees or other credit support arrangements, and shall indemnify Seller for any Losses related to the failure to release such performance bonds, guarantees or other credit support arrangements as of the Closing Date.

(b)                                 Martinez Tidelands Lease. Under the terms of Section 7 of that certain Lease to Shore Terminals LLC for Operation of Marine Terminal in Contra Costa County (the “Terminal Lease”), dated January 1, 2005, and assigned to Seller, Seller has provided to the State of California acting by and through the California State Lands Commission, the lessor under the Lease (the “Terminal Lessor”), a guaranty (the “Lease Guaranty”) of Seller’s parent entity. The interests of Seller under the Terminal Lease are included as a part of the Acquired Assets as a component of the Leased Real Property. The assignment of the Terminal Lease requires the consent of the Terminal Lessor, and the return of the Lease Guaranty to Seller under the terms of the Terminal Lease is conditioned upon Seller’s assignee of the Terminal Lease providing to Terminal Lessor a replacement financial assurance in compliance with the provisions of Section 7 of the Terminal Lease (the “Replacement Terminal Lease Assurance”). Buyer shall provide a Replacement Terminal Lease Assurance acceptable to the Terminal Lessor concurrently with the Closing in connection with the assignment of the Terminal Lease to Buyer, and the return to Seller of the Lease Guaranty shall be effected in a manner reasonably acceptable to Seller on the Closing Date.

6.6                               Insurance. Buyer acknowledges and agrees that all insurance policies maintained by Seller in respect of the Acquired Assets may be terminated by Seller as of the Effective Time. Buyer further agrees not to, and shall require that none of its Affiliates shall, make any Claims under such insurance policies, except in accordance with Section 7.11. Buyer agrees to arrange insurance coverage for itself and the Acquired Assets as of the Effective Time with insurers of its own choice. Buyer further acknowledges that it has no right, title or interest in any unearned premiums on any insurance policies maintained by Seller.

6.7                               Third Party Software. Seller shall not be obligated to procure for Buyer any rights or benefits under any Intellectual Property licensed from Third Parties that is used or useful in the operation of any of the Acquired Assets and the business associated therewith as conducted by Seller prior to the Closing. Buyer shall be provided access to information concerning the identity and nature of support provided by Third Party service providers engaged by Seller to support Seller’s information technology infrastructure, but neither Seller nor Seller’s Affiliates shall have any obligation to assist Buyer to retain the services of such Third Parties, or to obtain such services at any particular cost. Any fees or expenses associated with the transfer of any Intellectual Property shall be borne by Buyer, including any transfer fees or Third Party contractor fees.

ARTICLE VII
COVENANTS AND AGREEMENTS OF SELLER AND BUYER

7.1                               Expenses. Except as explicitly provided otherwise in this Agreement or by applicable Law, all costs and expenses incurred by the Parties in connection with the consummation of the transactions contemplated hereby shall be borne solely and entirely by the Party which has incurred such expenses.

7.2                               Injunctions. Except as otherwise provided herein, if any Governmental Entity having jurisdiction over any Party issues or otherwise promulgates any Order that prohibits the consummation of the transactions contemplated hereby, the Parties shall use their commercially reasonable efforts to (a) have such injunction dissolved or otherwise eliminated as promptly as possible and (b) pursue any underlying Action diligently and in good faith prior to and after the Closing.

7.3                               Payments Received. Seller and Buyer agree that after the Closing they shall hold and promptly transfer and deliver to the other Party, from time to time as and when received by them, any cash or checks with appropriate endorsements (using their commercially reasonable efforts not to convert such checks into cash), or other property (including Tax refunds) that they may receive at or after the Closing which properly belongs to the other Party pursuant to Section 2.4(b).

7.4                               Permits; Transfers; Cooperation. Prior to Closing, Seller shall use commercially reasonable efforts to submit applications, notices and other information to Governmental Entities that is required to be submitted or provided by Seller in connection with the transfer to Buyer the rights existing under the Existing Site Permits and the Post-Closing Consents. From and after the Effective Date until six (6) months after Closing, Seller shall cooperate with Buyer and assist Buyer in identifying and obtaining all Permits (besides Existing Site Permits) necessary for Buyer to own and operate the Acquired Assets from and after the Closing Date; provided, however, that after Closing (i) Seller shall not be required to incur any out-of-pocket costs and expenses in connection with the foregoing and Buyer shall reimburse Seller for any such reasonable costs and expenses promptly following Seller’s request therefor; and (ii) Seller shall not be required to assume any liability or obligation in connection with the foregoing and Buyer shall indemnify, defend and hold harmless Seller for any such liability or obligation as more particularly provided in Article XI, below.

7.5                               Third Party Consents and Approvals; HSR Matters.

(a)                                 Prior to the Closing, upon the terms and subject to the conditions of this Agreement, and except as contemplated by this Agreement, the Parties shall take, or cause to be taken, all commercially reasonable actions, and do, or cause to be done, all commercially reasonable things necessary, proper or advisable to consummate the Transaction as promptly as reasonably practicable, but in no event after the Initial Outside Date or, as applicable, the Final Outside Date, including the preparation and filing of all forms, registrations and notices required pursuant to applicable Law to be filed to consummate the Transaction and the taking of such actions as are necessary to obtain any requisite approvals, authorizations, Consents, releases, orders, licenses, Permits, qualifications, exemptions, waiting period expirations or terminations or waivers by any Third Party or Governmental Entity. If any such approvals or Consents are not received as of the Closing, at Buyer’s request, Seller shall use its commercially reasonable efforts to enter into a lawful arrangement pursuant to which Seller would provide Buyer with substantially the same economic claims, rights and benefits under the Assumed Contract or Existing Site Permit. Buyer shall cooperate in good faith, at Seller’s expense, with Seller in any such arrangement. To the extent Buyer is able to so receive the economic claims, rights and benefits under any such arrangement, Buyer shall be responsible for the Assumed Liabilities, if any, arising out of or attributable to such Assumed Contract. Notwithstanding any such arrangement, Seller shall use its commercially reasonable efforts to assist Buyer in obtaining any Required Third Party Consents as quickly as possible following the Closing.

(b)                                 In furtherance of the foregoing, the Parties agree (i) that as promptly as reasonably practicable following the execution of this Agreement, but in no event later than ten (10) calendar days after the Effective Date, to make all pre-closing notification filings required under the HSR Act and (ii) to comply at the earliest practical date with any request for additional information (including any informal or voluntary request or formal requests for additional information and documentary material) under the HSR Act received by each of them from the Federal Trade Commission, the Antitrust Division of the Department of Justice or a State Attorney General in respect of the HSR Act filing or related proceeding. Each such Party shall promptly inform the other Party hereto of any communication (oral or written) to with or from a Governmental Entity, and provide copies of any written communication to, with or from, any Governmental Entity regarding any such filings. No Party shall independently initiate or participate in any meeting or discussion, either in person, writing or by telephone, with any Governmental Entity in respect of any such filings, investigation, or other inquiry without giving the other Party prior notice of the meeting and discussion and, unless prohibited by such Governmental Entity, the opportunity to attend and participate. The Parties shall consult and cooperate with one another and jointly determine any strategies or tactics in connection with obtaining the expiration or termination of all applicable waiting periods under the HSR Act, including all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or any other Antitrust Law. Neither Party shall be obligated to share any information that reflects the value of the transaction or contains attorney-client information or work product absent the entry of a mutually agreeable joint defense agreement.

(c)                                  Buyer shall use commercially reasonable efforts and take any and all commercially reasonable steps to avoid each and every impediment under the HSR Act and to resolve any objection or assertion by any Governmental Entity or to resolve an action or proceeding by, any Governmental Entity or other person, whether by judicial or administrative action, challenging this Agreement or the consummation of the Transaction or the performance of obligations hereunder under the Antitrust Laws so as to enable the Closing to occur as soon as reasonably possible (and in any event not later than the Initial Outside Date or, as applicable, the Final Outside Date).

(d)                                 Each Party shall be responsible for and shall pay all of its fees, expenses and costs in complying with this Section 7.5; provided, that Buyer shall (i) pay the filing fee under the HSR Act and (ii) reimburse Seller for all HSR Expenses as a part of the Closing as provided in Section 1.6 or termination as provided in Section 10.2.

7.6                               Public Announcements. Except (a) as set forth on Schedule 7.6, (b) as may be required of such Party or its Affiliates under applicable Law or stock exchange rules or (c) to the extent necessary for a Party to perform its obligations under this Agreement, neither Party shall issue any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written approval of the other Party, not to be unreasonably withheld; provided, however, that a Party may make public disclosure as may be necessary or appropriate in connection with customary presentations, meetings and conference calls with investors and analysts (in which case the disclosing Party will use its commercially reasonable efforts to allow the other Party reasonable time to review and comment on the text of the proposed disclosure prior to making such disclosure). Notwithstanding anything to the contrary in this Section 7.6, without the prior written approval of Buyer, Seller shall not issue any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby until the earlier to occur of (i) 4:20 PM Central Time on the fourth (4th) Business Day after the Effective Date and (ii) Buyer’s public announcement with respect to this Agreement or the transactions contemplated hereby on Form 8-K, filed via the Securities and Exchange Commission Edgar filing system.

7.7                               Confidentiality.

(a)                                 The Parties agree to be bound by the terms and conditions of that certain Confidentiality Agreement between Plains Products Terminals LLC and ArcLight Capital Partners, LLC entered into on September 26, 2017 (the “Confidentiality Agreement”). The Parties further agree that the terms and conditions of this Agreement, the Ancillary Agreements and all transaction documents and all communications in connection with the negotiation of the foregoing shall be deemed “Confidential Information” as such term is defined in, and subject to, the terms of the Confidentiality Agreement. Effective upon the Closing, the Confidentiality Agreement shall terminate.

(b)                                 From and after the Closing, the Parties shall, and shall cause their Affiliates and their respective Representatives to, keep confidential and not disclose any information to any Person related to the transaction contemplated herein (including any terms and conditions) or information solely to such Party, except as may be approved by the other Party (the “Restricted Information”). The obligation to keep such Restricted Information confidential shall continue for two (2) years from the Closing Date and shall not apply to any information which (i) is in the public domain as of the Effective Date, (ii) is published or otherwise becomes part of the public domain through no fault of the disclosing Party or its Affiliates or (iii) becomes available to the disclosing Party or its Affiliates on a non-confidential basis from a source that did not acquire such information (directly or indirectly) from the non-disclosing Party or its Affiliates.

(c)                                  Notwithstanding the foregoing, either Party may make disclosures as required by applicable Law or any Governmental Entity and in connection with disputes hereunder; provided that the Party requested to disclose Restricted Information, to the extent practicable, shall deliver to the other Party notice at least ten (10) Business Days prior to the day the disclosing Party is to disclose any Restricted Information so that the other Party may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 7.7.

7.8                               Further Assurances. After the Closing, each Party shall take such further actions, including obtaining Consents from Third Parties, and execute such further documents as may be reasonably necessary or reasonably requested by any other Party in order to effectuate the intent of this Agreement and the Ancillary Agreements and to provide such other Party with the intended benefits of this Agreement and the Ancillary Agreements.

7.9                               Tax Matters.

(a)                                 Allocation of Taxes.

(i)                                     All Taxes imposed with respect to the Acquired Assets for any Straddle Period shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period as follows, in the case of (x) income Taxes (however denominated), sales and use, value added and withholding Taxes, as though the taxable year of the applicable Seller terminated at the close of business on the Closing Date, and (y) all other Taxes, based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax period. Seller shall be liable for the proportionate amount of such Taxes that are attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Taxes that are attributable to the Post-Closing Tax Period.

(ii)                                  Seller shall pay to Buyer at Closing Seller’s share of the 2017 Property Taxes or the 2018 Property Taxes, if applicable. To the extent the actual amount of 2017 Property Taxes is not determinable at Closing, Buyer and Seller shall utilize the most recent information available in estimating the amount to be paid by Seller at Closing. Upon determination of the actual amount of 2017 Property Taxes or the 2018 Property Taxes, if applicable, Seller shall pay to Buyer within fifteen (15) days any additional amount necessary to equal Seller’s share of the 2017 Property Taxes or the 2018 Property Taxes, if applicable; in the event the amount paid by Seller at Closing exceeds Seller’s share of 2017 Property Taxes or the 2018 Property Taxes, if applicable, Buyer shall refund within fifteen (15) days any such overage to Seller.

(b)                                 Refund and Tax Benefits.

(i)                                     Any Tax refunds related to the Acquired Assets or Assumed Liabilities that are received by Buyer, and any amount credited against Taxes to which Buyer become entitled, that relate to Pre-Closing Tax Period or to the portion of a Straddle Period that ends on the day before the Closing Date shall be for the account of Seller, and Buyer shall pay over to Seller any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto.

(ii)                                  Any Tax refunds related to the Acquired Assets or Assumed Liabilities that are received by Seller, and any amount credited against Taxes to which Seller become entitled, that relate to any Post-Closing Tax Period or to the portion of a Straddle Period that arises on or after the Closing Date shall be for the account of Buyer, and Seller shall pay over to Buyer any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto.

(c)                                  Tax Assistance. After the Closing Date, each Party shall provide such assistance as the other Party may from time to time reasonably request in connection with the preparation of Tax Returns required to be filed, any audit or other examination by any taxing authority, any judicial or administrative proceeding relating to liability for Taxes, or any Claim for refund in respect of such Taxes or in connection with any litigation and proceedings or liabilities related to the Acquired Assets or the Assumed Liabilities, including making available employees for interviews, litigation preparation and testimony. The requesting Party shall reimburse the assisting Party for the reasonable out-of-pocket costs incurred by the assisting Party after having received the prior written approval therefor from the requesting Party.

(d)                                 Purchase Price Allocation. Buyer shall allocate the Purchase Price and the Assumed Liabilities treated as purchase price for U.S. federal income tax purposes, as of the Closing, among the classes of assets (as described in the Treasury regulations promulgated under Section 338 of the Code) to which the Acquired Assets relate (the “Allocation”) in accordance with Section 1060 of the Code and the regulations promulgated thereunder (or any similar provision of local or state Tax law) and shall submit the proposed Allocation to Sellers not later than sixty (60) days after Closing. If, within thirty (30) days after the receipt of the proposed Allocation, Seller notifies Buyer in writing that Seller disagrees with the proposed Allocation, then Buyer and Seller shall attempt in good faith to resolve their disagreement within the fifteen (15) days following Seller’s notification to Buyer of such disagreement. If Seller does not so notify Buyer within thirty (30) days of receipt of the proposed Allocation, or upon resolution of the dispute by Seller and Buyer, the proposed Allocation shall become the final Allocation (the “Purchase Price Allocation”). If Seller and Buyer are unable to resolve their disagreement within the fifteen (15) days following any such notification by Seller, the dispute shall be submitted to a mutually agreed nationally recognized independent accounting firm, for resolution within fifteen (15) days of such submission, which resolution shall be final, binding and non-appealable. Each Party shall cooperate fully with the other Party to facilitate a prompt determination of the Allocation. The fees, costs and expenses of the valuation firm retained to resolve any dispute with respect to the Allocation, if applicable, shall be borne equally by Seller, on the one hand, and Buyer, on the other. Seller and Buyer shall report consistently with the Allocation in all Tax Returns, including IRS Form 8594 (Asset Acquisition Statement) under Section 1060 of the Code, which Buyer and Seller shall timely file with the IRS, and neither Buyer nor Seller shall take any position in any Tax Return that is inconsistent with the Purchase Price Allocation unless required to do so by a (x) change in law occurring after the date of the determination of the Purchase Price Allocation or (y) final determination as defined in Section 1313 of the Code. Each of Seller and Buyer agree to promptly advise each other regarding the existence of any Tax audit, controversy or litigation related to the Purchase Price Allocation.

7.10                        Real Estate Matters. Seller shall use its commercially reasonable efforts (without liability to Seller) to cooperate with Buyer in connection with Buyer’s efforts (a) to obtain surveys of (which shall be updates of existing surveys where existing surveys that are less than 3 years old are available) and survey related information and documentation relating to all Owned Real Property and Leased Real Property and (b) to obtain title insurance commitments from Fidelity National Title Insurance Company (the “Title Company”) covering the Owned Real Property and Leased Real Property set forth on Schedule 7.10. All costs incurred in connection with the foregoing, including survey and title insurance costs, shall be borne by Buyer. At Buyer’s request, Seller shall execute and deliver to the Title Company such affidavits, certificates and other documentation as are customary and reasonably required to issue title insurance policies for properties similar to the Owned Property and the Leased Real Property provided that in no event shall Seller be required to execute and deliver any such affidavits, certificates and other documentation to the extent any of the same would subject Seller to any liabilities to the Title Company that would exceed the liabilities that Seller would have to the Buyer under and in accordance with the terms of this Agreement with respect to the matters covered therein. Seller agrees to use its commercially reasonable efforts (without liability to Seller) to cooperate with Buyer in connection with Buyer’s efforts to obtain prior to Closing in form and substance reasonably acceptable to Buyer and the Title Company an estoppel certificate executed by the Terminal Lessor with respect to the Terminal Lease.

7.11                        Casualty Loss.

(a)                                 If, during the Interim Period, all or any portion of the Acquired Assets are damaged or destroyed in whole or in part (the portion of the Acquired Assets so damaged or destroyed, the “Damaged Portion”), whether by fire, theft, vandalism, flood, wind, explosion or other casualty (a “Casualty Event”), Seller shall notify Buyer promptly in writing (a “Casualty Event Notice”) of the Casualty Event. The Casualty Event Notice shall include: (i) a reasonable description of the facts and circumstances surrounding the Casualty Event; (ii) Seller’s preliminary assessment of the effect of the Casualty Event on the Acquired Assets; and (iii) Seller’s preliminary assessment of whether, and the extent to which, any losses sustained as a result of such Casualty Event are covered by one or more insurance policies (including property/casualty and workers’ compensation policies) maintained immediately prior to the Closing by Seller.

(b)                                 If: (i) Seller reasonably expects the Damaged Portion resulting from a Casualty Event can be fully repaired or restored in accordance with applicable Laws on or before the date that is 180 days following the occurrence of the Casualty Event (the “Casualty Event Termination Date”); and (ii) the damage due to the Casualty Event is greater than ten percent (10%) of the Purchase Price, then Buyer may elect, in its sole discretion, to either (A) repair and restore such Damaged Portion at Buyer’s expense, and Buyer shall be entitled to all of the insurance proceeds which Seller or any of its Affiliates actually receive with respect to such Casualty Event, or (B) notify Seller that Buyer does not elect to repair and restore such Damaged Portion, at which time Seller can elect to either (1) repair or restore such Damaged Portion by the Casualty Event Termination Date, or (2) not repair or restore such Damaged Portion by the Casualty Event Termination Date. If Seller reasonably expects the Damaged Portion resulting from a Casualty Event cannot be fully repaired or restored in accordance with applicable Laws on or before the Casualty Event Termination Date, then either Party may either (i) terminate this Agreement or (ii) agree to a mutually acceptable solution related thereto.

(c)                                  If, with respect to any Casualty Event greater than ten percent (10%) of the Purchase Price that Buyer elected not to repair and restore such Damaged Portion, Seller elects to repair or restore such Damaged Portion by the Casualty Event Termination Date, then: (i) Seller shall promptly commence and diligently execute the repair and/or restoration of such Damaged Portion to the condition thereof immediately prior to such Casualty Event in a good and workmanlike manner and in accordance with applicable Laws at its sole cost and expense; (ii) Seller shall be entitled to all of the insurance proceeds with respect to such Casualty Event;

(iii) such Casualty Event shall have no effect for purposes of determining whether Buyer’s conditions to Closing set forth in Section 9.1 or Section 9.2 have been fulfilled; and (iv) the Closing and the Termination Date shall be delayed for such reasonable time as is necessary for Seller to complete any such repair or restoration.

(d)                                 If, with respect to any Casualty Event greater than ten percent (10%) of the Purchase Price that Buyer elected not to repair and restore such Damaged Portion, Seller elects not to repair or restore such Damaged Portion by the Casualty Event Termination Date, then Buyer may elect by notice to Seller not later than fifteen (15) days after Buyer’s receipt of Seller’s election not to repair or restore such Damaged Portion to either: (A) proceed to Closing, and (i) neither Party’s rights or obligations under this Agreement shall be affected in any way; (ii) no breach of any representations or warranties under this Agreement shall be deemed to have occurred as a result of such Casualty Event; (iii) Seller shall be entitled to all of the insurance proceeds with respect to such Casualty Event; and (iv) there shall be a reduction in the amount of ten percent (10%) to the Purchase Price; or (B) elect not to close, at which time either Party may terminate this Agreement.

(e)                                  If the Casualty Event is ten percent (10%) of the Purchase Price or less, then: (i) neither Party’s rights or obligations under this Agreement shall be affected in any way; (ii) no breach of any representations or warranties under this Agreement shall be deemed to have occurred as a result of such Casualty Event; (iii) Buyer shall be entitled to all of the insurance proceeds with respect to such Casualty Event; and (iv) there shall be no change to the Purchase Price.

ARTICLE VIII
EMPLOYMENT MATTERS

8.1                               Employees. Schedule 8.1 contains a list of all employees of Seller and its Affiliates, and also sets forth each Employee’s job title directly employed in the operation of the Terminal Facilities (collectively, the “Employees”), including employees who are receiving short-term disability benefits or are on family and medical, medical/long-term disability, administrative or military leave or any other type of leave that entitles the employee to reinstatement upon completion of the leave under the applicable leave policies of Seller or Seller’s Affiliates (collectively, “Leave”). Schedule 8.1 shall also provide, for each Employee, his or her location, years of service, status as active or on Leave, annual salaries or hourly wage, bonus opportunity and any other material item of compensation.

8.2                               Employment Offers to Active Employees. Buyer covenants that not later than ten (10) days prior to the Closing Date, Buyer, or Buyer’s Affiliates, shall extend a written offer of employment with Buyer, effective as of the Closing Date, to active Employees except for the Excluded Employees, at the same or better salaries or wages, with similar duties and responsibilities, at the same location and on the same status (e.g., full-time or part-time), as provided by Seller or Seller’s Affiliates immediately prior to the Closing Date. All Employees who accept employment with Buyer, pursuant to the offers described either in this Section 8.2 or Section 8.3 are referred to herein as “Transferred Employees”. Buyer covenants that no Transferred Employee’s initial salary or wages as an employee of Buyer shall be reduced during the 12-month period after the Closing Date. Buyer covenants that Buyer shall offer each active Employee no less than three (3) days in which to accept or reject Buyer’s employment offer.

8.3                               Employment Offers to Employees on Leave. In addition, Buyer covenants that not later than ten (10) days prior to the Closing Date, Buyer shall extend a written offer of employment with Buyer to each Employee who is on Leave as of the Closing Date except for the Excluded Employees, commencing at such time as such Employee is ready to return to work, at the same or better salaries or wages, with similar duties and responsibilities, at the same location and on the same status (e.g., full-time or part-time), as provided by Seller or Seller’s Affiliates immediately prior to the commencement of such Employee’s Leave; provided, however, that such Employee is ready to return to work within one hundred twenty (120) days after the Closing Date. Buyer covenants that Buyer shall offer each Employee on Leave no less than five (5) days in which to accept or reject Buyer’s employment offer.

8.4                               Transfer Time. All Transferred Employees shall become employees of Buyer effective as of 12:01 CPT on the Closing Date (the “Employment Effective Time”) and, except as otherwise provided herein, Buyer covenants that at such time, Buyer shall assume and be responsible for payment of all salaries and benefits and all other costs and liabilities relating to services provided by the Transferred Employees on and after the Employment Effective Time; provided that, with respect to an Employee on Leave, such obligations shall not attach until the Employee on Leave commences employment with Buyer.

8.5                               Level of Employee Benefits Provided by Buyer, or Buyer’s Affiliates. Buyer covenants that Buyer shall provide to all Transferred Employees employee benefits in accordance with Employee Benefit Plans (such as defined benefit plans, defined contribution plans and welfare benefit plans), programs, policies and pay practices (such as vacations, bonuses and short-term disability leaves) which shall be the same as or better than the benefits provided to substantially similar employees of Buyer. No later than ten (10) days prior to the Closing Date, Seller shall provide to Buyer the Transferred Employees’ recognized credited service, and participation, vesting and, as applicable, benefit accrual periods of service amounts, with Seller or Seller’s Affiliates as of the day immediately prior to the Closing Date.

8.6                               Welfare Benefits and Other Benefits and Policies. For each Transferred Employee who participates in any welfare benefit plan, or is subject to any policy or pay practice, of Buyer, Buyer covenants that both Buyer and the applicable welfare benefit plan, policy and pay practice: (i) shall not require a physical examination or other proof of insurability, and shall waive all coverage exclusions and limitations relating to waiting periods or pre-existing conditions, with respect to any of the Transferred Employees or any dependent covered by Seller’s and its Affiliates’ welfare benefit plans, policies or pay practices in effect as of the Closing Date; and (ii) shall credit the expenses of the Transferred Employees which were credited toward deductibles and co-insurance for the plan year in which the Closing Date occurs under the applicable welfare benefit plan of Seller or Seller’s Affiliates against satisfaction of any deductibles and co-insurance for the plan year in which the Closing Date occurs under Buyer’s medical welfare benefit plan for the Transferred Employees, subject to either Seller or such Transferred Employee timely providing an explanation of benefits and other required documents to receive credit for such expenses.

8.7                               Vacation. Seller shall be responsible for paying the Transferred Employees for any vacation due as of the Closing Date under the applicable vacation policy of Seller or Seller’s Affiliates. From and after the Closing Date, Buyer covenants that Buyer shall provide all Transferred Employees with vacation in accordance with Buyer’s vacation policy based upon the recognized credited service amounts of such Transferred Employees with Seller or Seller’s Affiliates.

8.8                               Service Credit. From and after the Closing Date, Buyer covenants that the Transferred Employees shall be given credit for their service recognized by Seller or Seller’s Affiliates prior to the Closing Date for all purposes, including eligibility, vesting and benefit determination and accrual under all applicable plans and programs of Buyer as well as for purposes of determining any vacation, severance or other related benefits to be provided pursuant to the manner described above, but not with respect to any defined benefit plan or to the extent that such service credit would result in a duplication of benefits.

8.9                               Benefits — Miscellaneous. Notwithstanding the foregoing, Buyer shall not be liable for any obligations of Seller or Seller’s Affiliates arising out of participation by Transferred Employees in the Employee Benefit Plans of Seller or Seller’s Affiliates, including the obligation to provide any continued coverage pursuant to COBRA.

8.10                        WARN Act. Buyer represents and warrants that, and covenants to Seller that, there shall be no major employment losses as a consequence of the change in ownership contemplated by this Agreement that might trigger obligations under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq., or under any similar provision of any federal, state, regional, foreign or local law, rule or regulation (collectively, “WARN Obligations”). To the extent that any WARN Obligations might arise as a consequence of the change in ownership contemplated by this Agreement, Buyer covenants that Buyer shall be responsible for, and Buyer shall indemnify Seller and its Affiliates against any Losses caused by, arising from, incurred in connection with or relating in any way to, any WARN Obligations arising as a result of any employment losses occurring on or after the Closing Date. Buyer covenants that for ninety (90) days following the Closing Date, there shall not be any mass layoff, plant closing or other action that might trigger WARN Obligations of Seller or Seller’s Affiliates.

8.11                        Severance. In the event that the employment of any Transferred Employee is terminated within one (1) year following the Closing Date (other than for violation of generally applicable policies of Buyer or other circumstances reasonably constituting cause), then Buyer shall provide such Transferred Employee with severance pay and benefits available under the severance program of Buyer available to similarly situated employees of Buyer, but in no event shall such severance pay be less than one (1) year’s salary.

ARTICLE IX
CONDITIONS TO CLOSING

9.1                               Conditions to Each Party’s Obligation to Close. The obligations of Buyer and Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a)                                 No Restraint. No preliminary or permanent Order or other legal restraint preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

(b)                                 Legality of Transactions. No Action shall have been taken and no Law shall have been enacted by any Governmental Entity that makes illegal the performance by any Party of its material obligations under this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated by this Agreement.

(c)                                  HSR Waiting Period. The waiting period under the HSR Act shall have expired or been terminated.

(d)                                 Changing Responsible Party under Designated Orders. Any advance notices required to be provided to any applicable Governmental Entity under the Designated Orders or Permits shall have been provided to such Governmental Entity.

9.2                               Conditions to Buyer’s Obligation to Close. The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver in writing by Buyer), at or prior to the Closing, of each of the following conditions:

(a)                                 Representations and Warranties. (i) Seller’s Fundamental Representations and Seller’s representations and warranties in Section 3.12(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations or warranties speak as of an earlier date, in which case such representations and warranties shall have been true and correct as of such specified date), and (ii) each of the representations and warranties of Seller made in this Agreement (other than Seller’s Fundamental Representations and Seller’s representations and warranties in Section 3.12(b)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations or warranties speak as of an earlier date, in which case such representations and warranties shall have been true and correct as of such specified date), except to the extent that the failure of such representations and warranties to be true and correct would not, in the aggregate, be reasonably expected to result in a Material Adverse Effect (it being understood that for purposes of this clause, the Parties shall disregard any materiality qualifiers included in such representations and warranties). Buyer shall have received a certificate to such effect signed on behalf of Seller by an officer of Seller.

(b)                                 Performance of Obligations. Seller shall have performed in all material respects all obligations required to be performed by Seller under this Agreement prior to the Closing Date, and Buyer shall have received a certificate to such effect signed on behalf of Seller by an officer of Seller.

(c)                                  Ancillary Agreements. Seller shall have executed and delivered, or caused to be executed and delivered, to Buyer the Ancillary Agreements.

(d)                                 Material Consents. Each of the Third Party Consents set forth on Schedule 9.2(d) (the “Material Consents”) shall have been obtained.

9.3                               Conditions to Seller’s Obligation to Close. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver in writing by Seller), at or prior to the Closing, of each of the following conditions:

(a)                                 Representations and Warranties. (i) Buyer’s Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations or warranties speak as of an earlier date, in which case such representations and warranties shall have been true and correct as of such specified date), and (ii) each of the representations and warranties of Buyer made in this Agreement (other than Buyer’s Fundamental Representations) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations or warranties speak as of an earlier date, in which case such representations and warranties shall have been true and correct as of such specified date), except to the extent that the failure of such representations and warranties to be true and correct would not, in the aggregate, be reasonably expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby (it being understood that for purposes of this clause, the Parties shall disregard any materiality qualifiers included in such representations and warranties). Seller shall have received a certificate to such effect signed on behalf of Buyer by an officer of Buyer.

(b)                                 Performance of Obligations. Buyer shall have performed in all material respects the obligations required to be performed by it under this Agreement prior to the Closing Date, and Seller shall have received a certificate to such effect signed on behalf of Buyer by an officer of the general partner of Buyer.

(c)                                  Ancillary Agreements. Buyer shall have executed and delivered, or caused to be executed and delivered, the Ancillary Agreements.

(d)                                 Material Consents. Each of the Material Consents shall have been obtained.

ARTICLE X
TERMINATION

10.1                        Termination. This Agreement may be terminated at any time prior to the Closing:

(a)                                 by mutual written consent of Buyer and Seller;

(b)                                 by either Buyer or Seller, upon notice to the other Party, if a Governmental Entity shall have issued an Order or taken any Action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement (other than pursuant to the HSR Act or other Antitrust Laws) or the Ancillary Agreements;

(c)                                  by either Buyer or Seller, upon notice to the other Party, in the event of a breach by the other Party of any representation, warranty, covenant or other agreement contained in this Agreement, which (i) would give rise to the failure of a condition set forth in Section 9.2 or Section 9.3, and (ii) cannot be or has not been cured within sixty (60) days following receipt by the breaching Party of notice of such breach, which notice shall advise the breaching Party of the nature of the breach; provided, however, that the Party seeking termination is not in material breach of its representations, warranties, covenants or agreements contained in this Agreement;

(d)                                 by Buyer or Seller, upon notice to the other Party, if the Transactions shall not have been consummated by January 1, 2018 (the “Initial Outside Date”); provided, that if (i)(A) the conditions set forth in Sections 9.1(a) or 9.1(b) are not satisfied as of the Initial Outside Date based on an Order issued under the Antitrust Laws and Buyer reasonably believes such condition may be satisfied within ninety (90) Days after the Initial Outside Date or (B) the condition set forth in Section 9.1(c) has not been satisfied as of the Initial Outside Date and Buyer reasonably believes it is capable of being satisfied within ninety (90) Days after the Initial Outside Date; (ii) the primary cause of the failure of such conditions to be satisfied by the Initial Outside Date is not a breach by Buyer of any representation or covenant by Buyer under this Agreement; and (iii) all other conditions to Closing set forth in Article IX are satisfied or capable of being satisfied at the Initial Outside Date, then Buyer may elect to extend the Initial Outside Date by a period of ninety (90) Days by providing notice to Seller on or before the fifth (5th) Business Day prior to the Initial Outside Date (the “Final Outside Date”), but in no event shall the Final Outside Date be extended beyond April 1, 2018;

(e)                                  by Buyer or Seller, upon notice to the other Party, pursuant to Section 7.11; or

(f)                                   by Seller pursuant to Section 1.5.

10.2                        Effect of Termination.

(a)                                 Upon any termination of this Agreement, Seller and Buyer shall be relieved of their respective duties and obligations arising under this Agreement after the date of such termination, and, except as provided in this Section 10.2, such termination shall be without liability to Seller or Buyer; provided that the provisions of this Section 10.2, Section 6.1(b), Section 7.7 and Article XII (other than Section 12.7), shall survive any such termination and shall be enforceable hereunder and any defaulting party shall remain liable under this Agreement for any breach of this Agreement prior to termination. If this Agreement is terminated for any reason other than by Buyer pursuant to Section 10.1(c), then, within 30 days of receipt of Seller’s invoice therefor after such termination, Buyer shall reimburse Seller for the HSR Expenses.

(b)                                 If this Agreement is terminated due to a Buyer-Risk Termination, then within three (3) Business Days thereafter the Parties shall execute and deliver to the Escrow Agent joint written instructions pursuant to the Escrow Agreement instructing the Escrow Agent to release the Deposit to Seller, and the Deposit shall constitute liquidated damages. Notwithstanding anything contained in this Agreement to the contrary, the sole and exclusive remedy of any member of the Seller Indemnified Parties against Buyer or the Buyer Indemnified Parties for any pre-Closing breach of this Agreement or any failure of the condition in Section 9.1(c) to be satisfied shall be to terminate this Agreement in accordance with Section 10.1(c) or 10.1(d) and receive the Deposit (and be reimbursed for the HSR Expenses, if applicable in accordance with Section 10.2(a)), and no member of the Seller Indemnified Parties shall be entitled to bring or maintain any Claim against Buyer or any of the Buyer Indemnified Parties arising out of or in connection with this Agreement, any of the Ancillary Agreements, or any of the transactions contemplated hereby or thereby, whether in equity or at law, in contract, in tort or otherwise, except pursuant to Section 6.1(b) or Section 7.7.

(c)                                  If this Agreement is terminated for any reason other than the reasons set forth in Section 10.2(b), then within three (3) Business Days thereafter the Parties shall execute and deliver to the Escrow Agent joint written instructions pursuant to the Escrow Agreement instructing the Escrow Agent to refund to Buyer the Deposit.

(d)                                 In the event of litigation relating solely to the release of the Deposit, the non-prevailing Party shall reimburse the prevailing Party for all of the prevailing Party’s out-of-pocket costs and expenses resulting from such litigation (on appeal or otherwise), including reasonable attorneys’ fees, witness fees and court costs.

ARTICLE XI
INDEMNIFICATION

11.1                        Obligations to Indemnify.

(a)                                 Seller’s Obligations. Subject to the terms of this Article XI, from and after the Closing, Seller shall indemnify, defend and hold harmless the Buyer Indemnified Parties from and against any and all Losses arising or resulting from any one or more of the following:

(i)                                     the Retained Liabilities;

(ii)                                  the breach, non-fulfillment or non-performance by Seller of any agreement, obligation or covenant in this Agreement to be performed by Seller (or its Affiliates) on or prior to Closing;

(iii)                               the breach, non-fulfillment or non-performance by Seller of any agreement, obligation or covenant in this Agreement to be performed by Seller (or its Affiliates) after Closing; or

(iv)                              any breach or inaccuracy of any representation or warranty made by Seller in this Agreement or any certificate delivered hereunder as of the date of this Agreement or as of the Closing Date as though made on and as of the Closing Date.

(b)                                 Buyer’s Obligation. Subject to the terms of this Article XI, from and after the Closing, Buyer shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Losses arising or resulting from or in connection with any of the following:

(i)                                     the Assumed Liabilities;

(ii)                                  the breach, non-fulfillment or non-performance by Buyer of any agreement, obligation or covenant of Buyer in this Agreement to be performed by Buyer (or its Affiliates) on or prior to Closing;

(iii)                               the breach, non-fulfillment or non-performance by Buyer of any agreement, obligation or covenant in this Agreement to be performed by Buyer (or its Affiliates) after Closing;

(iv)                              any breach or inaccuracy of any representation or warranty made by Buyer in this Agreement or any certificate delivered hereunder as of the date of this Agreement or as of the Closing Date as though made on and as of the Closing Date; or

(v)                                 Buyer’s or Buyer’s Representatives’ access to or inspection of the Terminal Facilities or travel to or from or presence on the Terminal Facilities, or any other facilities of Seller or its Affiliates, pursuant to Section 6.1.

11.2                        Third Party Claims.

(a)                                 If any Indemnified Party receives notice of the commencement of any Action or proceeding or the assertion of any Claim by a Third Party or the imposition of any penalty or assessment for which indemnity may be sought under this Article XI (a “Third Party Claim”), and such Indemnified Party intends to seek indemnity pursuant to this Article XI, the Indemnified Party shall promptly provide the other Party (the “Indemnifying Party”) with notice of such Third Party Claim, which notice shall describe such Third Party Claim in reasonable detail, including all relevant factual background and the basis on which the Indemnified Party is entitled to indemnification hereunder; provided, however, that the failure of an Indemnified Party to promptly give notice of a Third Party Claim shall not relieve the Indemnifying Party of its obligations under this this Article XI except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. The Indemnifying Party shall be entitled, at its option and at its own expense, to assume the defense of such Third Party Claim; except that if Seller is the Indemnifying Party, then Seller shall not have the right to defend or direct the defense of any Third Party Claim that (i) is asserted directly or by or on behalf of any Person that is a supplier or customer with respect to the Acquired Assets or (ii) seeks an injection or other equitable relief against the Buyer Indemnified Party. The Indemnifying Party shall have thirty (30) days from its receipt of the notice under this Section 11.2(a) to notify the Indemnified Party whether it admits its obligations to provide indemnification in respect of such Third Party Claim and if so, whether it intends to assume the defense of the Third Party Claim. The Indemnified Party is authorized, prior to and during such 30-day period, to file any motion, answer or other pleading that it deems necessary to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party. If the Indemnifying Party timely assumes the defense of the Third Party Claim, then such defense shall be conducted through counsel selected by the Indemnifying Party and approved by the Indemnified Party, which approval shall not be unreasonably withheld, delayed or conditioned, and the Indemnified Party shall fully cooperate with the Indemnifying Party in connection therewith, at no cost or expense to the Indemnified Party. If the Indemnifying Party fails to timely assume the defense of the Third Party Claim, then the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such Third Party Claim on behalf of and for the account and risk, and at the sole expense, of the Indemnifying Party.

(b)                                 Notwithstanding the provisions of Section 11.2(a), each Indemnified Party shall be entitled, at its own expense, to participate in the defense of such Third Party Claim; provided, however, that the Indemnifying Party shall pay the reasonable attorneys’ fees of the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by any such Indemnifying Party in connection with the defense of such Third Party Claim, or (ii) the Indemnified Party’s counsel, which counsel shall be reasonably competent to render advice as to such matters, shall have advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct for the Indemnifying Party and the Indemnified Parties to have common counsel.

(c)                                  The Indemnifying Party shall obtain the prior written approval of each Indemnified Party before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of any Third Party Claim or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, any injunctive or other equitable relief would be imposed against the Indemnified Party or if, in the reasonable opinion of each Indemnified Party, such settlement, compromise, admission, or acknowledgment could have a material and adverse effect on its business, operations, assets or financial condition.

(d)                                 The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the release by each claimant or plaintiff to each Indemnified Party from all liability in respect of such Third Party Claim.

11.3                        Direct Claims.

(a)                                 Notice of Indemnified Claims. In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 11.2 because no Third Party Claim is involved, the Indemnified Party shall promptly notify the Indemnifying Party in writing of any Losses which such Indemnified Party claims are subject to indemnification under the terms hereof (the “Indemnified Claims”). Subject to the limitations otherwise set forth in this Article XI, the failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless the resulting delay materially prejudices the position of the Indemnifying Party with respect to such claim.

(b)                                 Contested Claims. Each Indemnified Claim shall (i) reference the indemnity claim to which it relates and shall state the date upon which such indemnity claim was first asserted; (ii) describe the nature of the Losses incurred by the Indemnified Party; (iii) describe the reason why the Losses are recoverable from the Indemnified Party; (iv) state the amount of the Losses; and (v) provide copies of all available documentation supporting the amount of the Losses. The Indemnifying Party shall have thirty (30) days following receipt of an Indemnified Claim to review such claim (the “Review Period”). The Indemnified Party shall make a Representative reasonably available during the Review Period to respond to any questions by the Indemnifying Party concerning the Indemnified Claim. If the Indemnifying Party objects to all or any portion of the Indemnified Claim (an “Objection”), the Indemnifying Party shall deliver its Objection in writing to the Indemnified Party within the Review Period.

Each such Objection shall state (A) if applicable, why the Indemnified Claim is not recoverable from the Indemnifying Party; (B) the amount of Losses objected to by the Indemnifying Party; and (C) if applicable, the amount of the Losses not objected to by the Indemnifying Party (the “Uncontested Amount”).

(c)                                  Uncontested Claims. If the Indemnifying Party fails to tender an Objection within the Review Period, the Indemnifying Party shall promptly (but in any event within five (5) days after expiration of the Review Period) tender payment to the Indemnified Party in the amount of the Indemnified Claim in accordance with Section 11.7. Upon the Indemnified Party’s receipt of any Objection, the Uncontested Amount, if any, shall promptly (but in any event within five (5) days after such receipt) be tendered by the Indemnifying Party in accordance with Section 11.7.

11.4                        Limits of Liability.

(a)                                 Deductible; Cap. No Buyer Indemnified Party shall be entitled to be indemnified for Losses pursuant to Section 11.1(a)(iv) unless and until, and then only to the extent that, the respective aggregate amount of all such Losses by such Buyer Indemnified Party exceeds three percent (3.0)% of the Purchase Price (the “Deductible”) other than with respect to Losses related to any breach of Seller’s Fundamental Representations or Seller’s representations and warranties in Section 3.7 (Taxes). The Buyer Indemnified Parties shall be entitled to be paid the entire amount of any Losses pursuant to Section 11.1(a)(iv) in excess of the Deductible; provided, however, that the aggregate liability of Seller for Losses under Section 11.1(a)(iv) shall not exceed fifteen percent (15.0%) of the Purchase Price other than with respect to Losses related to any breach of Seller’s Fundamental Representations or Seller’s representations and warranties in Section 3.7 (Taxes), or one hundred percent (100)% of the Purchase Price related to any breach of Seller’s Fundamental Representations (the “Cap”).

(b)                                 Minimum Claim. If any single claim or group of related claims for indemnification by a Buyer Indemnified Party that is subject to indemnity under Section 11.1(a)(iv) of this Agreement results in respective aggregate Losses to such Buyer Indemnified Party that do not exceed $500,000, such Losses shall not be deemed to be Losses under this Agreement and shall not be eligible for indemnification under this Article XI. This Section 11.4(b) shall not apply to Losses in respect of Seller’s Fundamental Representations or Taxes.

(c)                                  No Special Damages. In no event shall any Indemnifying Party be liable to any Indemnified Party with respect to any matter arising under or in relation to this Agreement for any consequential, punitive, exemplary, incidental, indirect, special or punitive damages, which may include loss of future revenue, income or profits, diminution of value or loss of business reputation or opportunity or a multiple of revenue, income, profits or any other amount, except to the extent such damages are included within a judgment rendered against an Indemnified Party with respect to a Third Party Claim for which indemnification is available under the terms of this Article XI.

(d)                                 Mitigation. Notwithstanding anything to the contrary herein, the Parties shall have a duty to use commercially reasonable efforts to mitigate any Losses arising out of or relating to this Agreement or the transactions contemplated hereby.

(e)                                  Insurance. In determining the amount of any Losses for which a Party is entitled to indemnification pursuant to Article XI, the amount of such Losses shall be reduced by all insurance proceeds or other Third Party recoveries.

11.5                        Survival of Covenants, Representations and Warranties.

(a)                                 Survival; Claims Period.

(i)                                     Covenants contained in this Agreement or the Ancillary Agreements shall survive the Closing and shall continue thereafter until fully performed. The representations and warranties contained in this Agreement shall survive the Closing and shall continue thereafter notwithstanding such Closing or any investigation made by or on behalf of the Party entitled to the benefit thereof or any Knowledge of such Party and shall terminate on the date that is the first anniversary of the Closing Date (the “Expiration Date”); provided, however, that (a) Seller’s Fundamental Representations shall survive indefinitely and (b) the representations and warranties set forth in Section 3.7 (Taxes) shall survive the expiration of the applicable statute of limitations (including any extensions thereof) for a period of sixty (60) days. Any Claim by a Party in respect of such representations and warranties must be made in writing prior to the Expiration Date and must set forth in reasonable detail the facts alleged to give rise to such Claim.

(ii)                                  No action for a breach of any representation, warranty, covenant or agreement contained herein shall be brought after the Expiration Date, except for claims of which a Party has received notice setting forth in reasonable detail the claimed misrepresentation or breach of representation, warranty, covenant or agreement with reasonable detail, prior to the Expiration Date.

11.6                        Exclusive Remedy. After the Closing, except in the case of fraud or willful misconduct, the provisions of this Article XI shall be the exclusive basis for assertion of claims against, or the imposition of liability on, any Party by another Party with respect to any breach of, or other failure to meet any obligation under, this Agreement.

11.7                        Payments. All payments to be made by an Indemnifying Party to any Indemnified Party pursuant to this Article XI shall be made by wire transfer of immediately available funds to an account designated by the Indemnified Party.

11.8                        Administration of Indemnity Claims. Notwithstanding anything else in this Article XI, any claim for indemnification pursuant to this Article XI, whether for a Third Party Claim pursuant to Section 11.2 or a direct claim pursuant to Section 11.3, (a) on behalf of a Buyer Indemnified Party must be made and administered by Buyer, or its successors or assigns as permitted herein, and (b) on behalf of a Seller Indemnified Party must be made and administered by Seller, or its successors and assigns as permitted herein.

11.9                        Tax Treatment. The Parties agree to treat, for Tax purposes, any indemnification payments under this Article XI as adjustments to the Purchase Price, unless otherwise required by a change in law occurring after the date hereof, a closing agreement with an applicable Taxing Authority or a final non-appealable judgment of a court of competent jurisdiction.

ARTICLE XII
MISCELLANEOUS

12.1                        Notices.

(a)                                 Any notice or other communication given under this Agreement shall be in writing and shall be (i) delivered personally, (ii) sent by documented overnight delivery service, (iii) sent by facsimile or other customary means of electronic transmission (e.g., “pdf”), or (iv) sent by first class mail, postage prepaid (certified or registered mail, return receipt requested). Such notice shall be deemed to have been duly given (A) on the date of the delivery, if delivered personally, (B) on the Business Day after dispatch by documented overnight delivery service, if sent in such manner, (C) on the date of electronic transmission, if so transmitted on a Business Day during normal business hours, and otherwise on the next Business Day, or (D) on the fifth (5th) Business Day after sent by first class mail, postage prepaid, if sent in such manner.

(b)                                 Notices or other communications shall be directed to the following addresses:

Notices to Seller:

Plains Products Terminals LLC

333 Clay Street, Suite 1600

Houston, Texas 77002

Attention: Jeremy L. Goebel, Senior Vice President

Facsimile No.: (713) 646-4378

with copies to:

Plains Products Terminals LLC

333 Clay Street, Suite 1600

Houston, Texas 77002

Attention: Richard K. McGee, Executive Vice President,

General Counsel and Secretary

Facsimile No.: (713) 646-4313

Notices to Buyer:

TransMontaigne Operating Company L.P.

c/o TransMontaigne Partners L.P.

1670 Broadway

Suite 3100

Denver, Colorado 80202

Attn: Mark Huff, President

Facsimile No.: (303) 626-8238

with copies to:

TransMontaigne Operating Company L.P.

c/o TransMontaigne Partners L.P.

1670 Broadway

Suite 3100

Denver, Colorado 80202

Attn: Michael A. Hammell, Executive Vice President, General Counsel and Secretary

Facsimile No.: (303) 626-8238

(c)                                  The Parties may at any time change their address for service from time to time by giving notice to the other Party in accordance with this Section 12.1.

12.2                        Entire Agreement; Amendment; Waiver; Exhibits and Schedules. This Agreement and the Exhibits and Schedules attached hereto and the Ancillary Agreements constitute the entire understanding between the Parties with respect to the subject matter hereof, and supersede all other understandings and negotiations with respect thereto (except for the Confidentiality Agreement). This Agreement may be amended only in a writing signed by all Parties. Any provision of this Agreement may be waived only in a writing signed by the Party to be charged with such waiver. No course of dealing between the Parties shall be effective to amend or waive any provision of this Agreement. All Exhibits and Schedules attached hereto are hereby incorporated into this Agreement as a part hereof.

12.3                        Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced under applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

12.4                        Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person (other than (a) the

Indemnified Parties, and (b) the Transferred Employees as provided in Article VIII) any rights or remedies of any nature whatsoever under or by reason of this Agreement.

12.5                        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (except to the extent that mandatory provisions of federal law govern), without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Texas. Each of the Parties irrevocably agrees that any legal action or proceeding with respect to the Acquired Assets, this Agreement or any Ancillary Agreements or for recognition and enforcement of any judgment in respect hereof shall be brought and determined in any federal or state court located Houston, Harris County, Texas. Each of the Parties hereby (a) irrevocably submits with regard to any such action or proceeding to the exclusive personal jurisdiction of the aforesaid courts in the event any dispute arises out of this Agreement or any Ancillary Agreements or any transaction contemplated hereby and waives the defense of sovereign immunity, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court or that such action is brought in an inconvenient forum and (c) agrees that it shall not bring any action relating to this Agreement or any Ancillary Agreements or any transaction contemplated hereby or the Acquired Assets in any court other than the above courts. Each of the Parties waives trial by jury in any action to which they are parties involving, directly or indirectly, any matter in any way arising out of, related to or connected with this Agreement or any Ancillary Agreements or the transactions contemplated hereby and thereby or the Acquired Assets.

12.6                        Assignment. Seller may not assign this Agreement or any rights or obligations hereunder without the prior written consent of Buyer. Buyer may not assign this Agreement or any rights or obligations hereunder without the prior written consent of Seller, except that Buyer shall have the right to assign its rights, duties or obligations under this Agreement to any of its Affiliates.

12.7                        Specific Performance. The Parties acknowledge and agree that in the event that any of the provisions of this Agreement are breached or are not performed in accordance with their terms, irreparable damage may occur and that the Parties may not have an adequate remedy at law. It is accordingly agreed that the Parties shall be entitled to injunctive or other equitable relief, without the posting of any bond and without proof of actual damages, to prevent breaches of this Agreement and to specifically enforce the terms of this Agreement and that the Parties shall not object to the granting of injunctive or other equitable relief on the basis that there exists an adequate remedy at law. Notwithstanding the foregoing, Seller’s sole and exclusive remedy for any pre-Closing breach by Buyer or any failure of Closing to occur is to terminate this Agreement and receive the Deposit pursuant to Section 10.2.

12.8                        Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery of an executed signature page of this Agreement by facsimile or other customary means of electronic transmission (e.g., “.pdf”) shall be effective as delivery of a manually executed counterpart hereof.

12.9                        Expenses. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated hereby whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

TRANSMONTAIGNE OPERATING COMPANY L.P.

By:	TransMontaigne Operating GP L.L.C., its general partner

	By:	/s/ Frederick W. Boutin
	Name:	Frederick W. Boutin
	Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

PLAINS PRODUCTS TERMINALS LLC

By:	/s/ Willie C. Chiang
Name:	Willie C. Chiang
Title:	Executive Vice President & Chief Operating Officer (U.S)

[Signature Page to Asset Purchase Agreement]

ANNEX A

Interpretation; Defined Terms

1.             Interpretation. It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transaction that this Agreement contemplates. In construing this Agreement:

(a)           examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(b)           the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions;

(c)           a defined term has its defined meaning throughout this Agreement and each Exhibit, Annex and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(d)           each Exhibit, Annex, recital and Schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any Exhibit, Annex or Schedule, the provisions of the main body of this Agreement shall prevail;

(e)           the headings and titles herein are for convenience only and shall have no significance in the interpretation hereof;

(f)            the inclusion of a matter on a Schedule in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such Schedule;

(g)           any reference to a statute, regulation or law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder;

(h)           currency amounts referenced herein, unless otherwise specified, are in U.S. Dollars;

(i)            unless the context otherwise requires, all references to time shall mean time in Houston, Texas;

(j)            whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified; and

(k)           if a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).

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2.             References, Gender, Number. All references in this Agreement to an “Article,” “Section” or “Exhibit” shall be to an Article, Section or Exhibit of this Agreement, unless the context requires otherwise. All references in this Agreement to a “Schedule” shall be to the Disclosure Schedule, unless the context requires otherwise. Unless the context clearly requires otherwise, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof. Whenever the context requires, the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural.

3.             Defined Terms. Unless the context expressly requires otherwise, the respective terms defined in this Section 3 shall, when used in this Agreement, have the respective meanings herein specified, with each such definition to be equally applicable both to the singular and the plural forms of the term so defined.

“Abandoned Pipelines” means pipelines that are abandoned and out of service as of the Effective Time.

“Acquired Assets” shall have the meaning set forth in Section 1.1.

“Action” shall mean any Claim, action, suit, investigation, inquiry, proceeding, condemnation, audit or other legal or administrative proceeding by or before any court or other Governmental Entity.

“Affiliate” shall mean, with respect to any Person, any other entity that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Agreement” shall have the meaning set forth in the preamble.

“Allocation” shall have the meaning set forth in Section 7.9(d).

“Ancillary Agreements” shall mean the Transition Services Agreement, the Deeds, the Assumed Contracts Assignment, the Leased Real Property and Rights of Way Assignment, the Bill of Sale, the Closing Statement, the Purchased Inventory Sale Agreement, the FCC Sale Agreement, the FCC System Sharing Agreement and the other documents to be delivered in connection with the Transaction.

“Ancillary Real Property Rights” shall have the meaning set forth in Section 1.1(a).

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, any state antitrust or unfair competition Law and all other national, federal, state, foreign or multinational Laws, statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other Law, including any antitrust, competition or trade regulation Laws, that are designed or intended to prohibit restrict or regulate actions having

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the purpose or effect of monopolization, attempted monopolization, restraint of trade, lessening of competition, or abusing or maintaining a dominant position.

“Assumed Contracts” shall have the meaning set forth in Section 1.1(g).

“Assumed Contracts Assignment” shall have the meaning set forth in Section 2.2(a).

“Assumed Liabilities” shall have the meaning set forth in Section 1.3(a).

“Bill of Sale” shall have the meaning set forth in Section 2.2(d).

“Blocked Person” shall have the meaning set forth in Section 3.16.

“Books and Records” means originals or copies in Seller’s possession of all books, records, documents, instruments, accounts, correspondence, writings, evidence of title, and other papers relating to the Acquired Assets, including with respect to engineering, property, property tax, environmental, contract and land books and records in their present form, except for Excluded Books and Records.

“Business” means the business of operating and utilizing the Terminal Facilities as owned, operated and maintained by Seller as of the Effective Date.

“Business Day” means any day on which banks are open for business in Texas, other than Saturday or Sunday.

“Buyer” shall have the meaning set forth in the preamble.

“Buyer Indemnified Parties” means Buyer and each of Buyer’s Affiliates, including permitted assigns and successors in interest, and each of its and their Representatives.

“Buyer-Risk Termination” means any termination of this Agreement (a) by either Party pursuant to Section 10.1(d) in which case, at the time of such termination, the condition in Section 9.1(c) has not been satisfied (other than as a result of a breach by Seller) or (b) by Seller pursuant to Section 10.1(c).

“Casualty Event” shall have the meaning set forth in Section 7.11(a).

“Casualty Event Notice” shall have the meaning set forth in Section 7.11(a).

“Casualty Event Termination Date” shall have the meaning set forth in Section 7.11(b).

“Cause” means that the Transferred Employee (a) has engaged in gross negligence, gross incompetence or willful misconduct in the performance of his duties; (b) has willfully engaged in misconduct that is injurious, financially, economically or otherwise, to Buyer or its Affiliate and its or their reputations; (c) has committed an act of fraud, moral turpitude, embezzlement or other criminal act, or breach of a fiduciary duty to Buyer or its Affiliate; (d) has been convicted of, pled guilty to, or pleaded no contest to, a felony or crime involving fraud, dishonesty or moral

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turpitude; or (e) has habitually failed to follow instructions following notice from Buyer or its Affiliates.

“Claim” means a dispute, claim, or controversy whether based on contract, tort, strict liability, statute or other legal or equitable theory (including any claim of fraud, misrepresentation or fraudulent inducement or any question of validity or effect of an agreement).

“Closing” shall have the meaning set forth in Section 2.1.

“Closing Date” shall have the meaning set forth in Section 2.1.

“Closing Date Payment” shall have the meaning set forth in Section 1.6.

“Closing Statement” shall have the meaning set forth in Section 2.2(h).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986, as amended.

“Condition Completion Date” means the date on which the satisfaction or waiver of the conditions set forth in Article IX (other than those conditions relating to execution of the Ancillary Agreements, the delivery of the certificates set forth in Sections 9.2(a) and 9.3(a) and the receipt of the Material Consents which will be satisfied at the Closing) occurs.

“Confidentiality Agreement” shall have the meaning set forth in Section 7.7.

“Consents” means all (a) authorizations, approvals, consents or Orders of, or registrations, declarations or filings with, or expiration of waiting periods imposed by, any Governmental Entity, in each case that are necessary in order to consummate the transactions contemplated by this Agreement and the other Ancillary Agreements, and (b) consents or approvals of a Third Party necessary to prevent any conflict with, violation or breach of, or default under, any Contract.

“Contract” shall mean any legally binding agreement, indenture, instrument, note, bond, loan, lease, deed, sublease, deed of trust, assignment, mortgage, franchise, license agreement, purchase order, binding bid or offer, binding term sheet or letter of intent or memorandum, commitment, letter of credit, including any amendments or modifications thereof.

“Credit Support Instruments” shall have the meaning set forth in Section 1.2(g).

“Creditor’s Rights Exception” shall have the meaning set forth in Section 3.2.

“Damaged Portion” shall have the meaning set forth in Section 7.11(a).

“Deductible” shall have the meaning set forth in Section 11.4(a).

“Deeds” shall have the meaning set forth in Section 2.2(b).

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“Deposit” shall have the meaning set forth in Section 1.5.

“Designated Orders” means (a) that certain Site Cleanup Requirements Order No. R2-2008-0076 issued by the California Regional Water Quality Control Board, San Francisco Bay Region, together with all associated amendments, and (b) that certain Site Cleanup Requirements Order No. 00-053 issued by the California Regional Water Quality Control Board, San Francisco Bay Region, together with all associated amendments.

“Disclosure Schedule” means the disclosure schedule delivered by Seller to Buyer in connection with this Agreement.

“DOJ” means the United States Department of Justice.

“Effective Date” shall have the meaning set forth in the preamble.

“Effective Time” shall have the meaning set forth in Section 2.1.

“Employment Effective Time” shall have the meaning set forth in Section 8.4.

“Employees” shall have the meaning set forth in Section 8.1.

“Employee Benefit Plans” means any bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee unit ownership, unit bonus, unit purchase, restricted unit and unit option plan, any employment, retention or severance contract, any medical, dental, disability, health and life insurance plan, any other employee benefit and fringe benefit plan, contract or arrangement and any applicable “change of control” or similar provision in any plan, contract or arrangement maintained or contributed to for the benefit of officers, former officers, employees, former employees, directors, former directors, or the beneficiaries of any of the foregoing, including any “employee benefit plan” as defined in ERISA Section 3(3).

“Employee on Leave” shall have the meaning set forth in Section 8.1.

“Environmental Law” means any and all applicable Law relating to pollution, protection, preservation, remediation or restoration of the environment (including, soils, sediments, subsurface soils, surface waters, ground waters, or atmosphere) or natural resources, including applicable Laws relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, transport, or handling of, or exposure of any Person or property to, Hazardous Materials, including, the Clean Air Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments and Reauthorization Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Federal Hazardous Materials Transportation Act, the Occupational Safety and Health Act, the Marine Mammal Protection Act, Endangered Species Act, the National Environmental Policy Act, and the Oil Pollution Act, as each has been amended from time to time and all other environmental conservation and protection laws.

“Environmental Permit” shall mean any Permit with respect to the Acquired Assets that is required by applicable Environmental Law.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person, trade, or business (whether or not incorporated) which is (or at any relevant time was) a member of a “controlled group of corporations” with or under “common control” with Seller as defined in Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“Escrow Agent” means ZB, National Association, d/b/a Amegy Bank.

“Escrow Agreement” means the Escrow Agreement by and among Buyer, Seller and Escrow Agent dated as of the Effective Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall have the meaning set forth in Section 1.2.

“Excluded Books and Records” means books and records (i) the disclosure of which is inconsistent with any legal constraints or obligations regarding the confidentiality thereof or waives any attorney-client, work product or similar privilege; (ii) relating to prior litigation, or litigation that is no longer applicable or pending; (iii) relating to the Excluded Assets or the Retained Liabilities; (iv) to the extent containing any information about Seller or any of its Affiliates that is unrelated to the Acquired Assets or the Assumed Liabilities; (v) containing any information about Seller or any of its Affiliates pertaining to energy or project evaluation, energy price curves or projections or other economic or predictive models; (vi) relating to income Taxes of Seller or any of its Affiliates, except to the extent disclosed or required to be disclosed with respect to any Tax Return related in any manner to the Acquired Assets or the Assumed Liabilities; (vii) constituting organizational documents of Seller; (viii) constituting minutes, seals, equity interest records and other records of internal company proceedings of Seller; (ix) that Seller is required to retain by Law (in which event, copies thereof shall be delivered to Buyer); and (x) having been prepared in connection with, or relating in any way to the transactions contemplated by this Agreement or any bids or offers received from Buyer or any Third Parties and analyses relating in any way to the sale of the Acquired Assets.

“Excluded Contracts” shall have the meaning set forth in Section 1.2(h).

“Excluded Employees” means the persons identified on Schedule 8.2.

“Excluded Intellectual Property” shall have the meaning set forth in Section 1.2(i).

“Excluded Personal Property” shall have the meaning set forth in Section 1.2(j).

“Executive Order” shall have the meaning set forth in Section 3.16.

“Existing Site Permits” shall have the meaning set forth in Section 1.1(i).

“Existing Surveys” means (i) the ALTA/NSPS Land Title Survey of the Lands of Plains Products Terminals LLC, Martinez, Contra Costa County, CA prepared by Chaudhary &

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Associates Inc., dated December 2, 2016 and (ii) the ALTA/NSPS Land Title Survey of the Lands of Plains Products Terminals LLC, Richmond, Contra Costa County, CA prepared by Chaudhary & Associates Inc., dated October 27, 2016.

“Expiration Date” shall have the meaning set forth in Section 11.5(a)(i).

“FCC” means the Federal Communications Commission.

“FCC Sale Agreement” shall have the meaning set forth in Section 2.2(o).

“FCC System Sharing Agreement” shall have the meaning set forth in Section 2.2(p).

“Final Outside Date” shall have the meaning set forth in Section 10.1(d).

“FIRPTA” shall have the meaning set forth in Section 2.2(g).

“FTC” means the United States Federal Trade Commission.

“Fundamental Representations” means the representations and warranties of (a) Seller contained in Sections 3.1 (Organization), 3.2 (Authorization) and 3.10 (No Broker), and (b) Buyer contained in Sections 4.1 (Organization), 4.2 (Authorization) and 4.5 (No Broker).

“GAAP” means generally accepted accounting principles in the United States of America.

“Governing Documents” means with respect to (a) a corporation, its articles or certificate of incorporation and by-laws, (b) a partnership, its certificate of limited partnership or partnership declaration, as applicable, and partnership agreement, (c) a limited liability company, its certificate of formation and limited liability company agreement and (d) any other Person, the other organizational or governing documents of such Person.

“Government List” means any of (a) the two lists maintained by the United States Department of Commerce (Denied Persons and Entities), (b) the list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons), and (c) the two lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties).

“Governmental Entity” means any Federal, state, local or foreign court or governmental agency, authority or instrumentality or regulatory body.

“Hazardous Material” shall mean any substance that, by its nature or its use, is regulated or as to which liability might arise under any Environmental Law including, any: (a) chemical, product, material, substance or waste defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “extremely hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant,” or words of similar meaning or import found in any Environmental Law, (b) petroleum hydrocarbons, petroleum products, petroleum substances, natural gas, crude oil, or any components, fractions, or derivatives thereof when

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Released into the environment, and (c) asbestos containing materials, polychlorinated biphenyls, radioactive materials, urea formaldehyde foam insulation, or radon gas.

“Hazardous Waste” means listed or characteristic hazardous waste as defined in 40 C.F.R. Part 261.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, and the regulations promulgated thereunder.

“HSR Expenses” means any reasonable, documented, out-of-pocket costs, disbursements, fees or payments made by Seller after the Effective Date in complying with Section 7.5(b).

“Hydrocarbons” shall mean oil and natural gas and other hydrocarbons produced or processed in association therewith (whether or not any such item is in liquid or gaseous form), or any combination thereof, and any minerals produced in association therewith.

“Indemnified Claims” shall have the meaning set forth in Section 11.3(a).

“Indemnified Parties” means the Buyer Indemnified Parties and the Seller Indemnified Parties, as applicable.

“Indemnifying Party” shall have the meaning set forth in Section 11.2(a).

“Independent Consideration” shall have the meaning set forth in Section 1.7.

“Initial Outside Date” shall have the meaning set forth in Section 10.1(d).

“Intellectual Property” means, in respect of any Person, any and all intellectual property rights, under the Laws of the United States of America or any other jurisdiction, including all names, Trademarks, tradenames, logos, know-how, copyrights, copyright registrations and applications for registration, Patents, and all other intellectual property rights (including internet domain names), whether registered or not, including the goodwill related to the foregoing, that is licensed to or owned by such Person.

“Interim Period” shall have the meaning set forth in Section 5.1(a).

“Inventory” shall have the meaning set forth in Section 2.2(n).

“Inventory Excess” shall have the meaning set forth in Section 2.6(b)(i).

“Inventory Methodology” shall have the meaning set forth in Section 2.6(a).

“Inventory Purchaser” shall have the meaning set forth in Section 2.6.

“Inventory Shortage” shall have the meaning set forth in Section 2.6(b)(i).

“Inventory Value” shall have the meaning set forth in Section 2.6.

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“Knowledge” and any variations thereof or words to the same effect shall mean (a) with respect to Buyer, all information actually known to any of the following persons: Fred Boutin, Mark Huff, Michael Hammell, Rob Fuller, Jim Dugan, Dudley Tarlton, Dawn Reddel or Bob Clark; and (b) with respect to Seller, all information actually known to any of the following persons: Bradfield D. Wright, Douglas S. Kennedy, L. David Rabinowitz, George Polydoros, John Keffer, Jim Tillis or Allen Shafer.

“Law” means all applicable statutes, laws, rules, regulations, Orders, ordinances, writs, injunctions, judgments and decrees of all Governmental Entities.

“Lease Guaranty” shall have the meaning set forth in Section 6.5(b).

“Leased Real Property” shall have the meaning set forth in Section 1.1(b).

“Leased Real Property and Rights of Way Assignment” shall have the meaning set forth in Section 2.2(c).

“Liens” means, collectively, any mortgage, pledge, lien, claim, charge, security interest, restriction, lease, tenancy, license, other possessory interest, right of purchase, conditional sales obligation, easement, restriction, covenant, condition or other encumbrance of any kind.

“Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages (including wrongful death, personal injury or property damage), private or governmental environmental response and cleanup costs (on-site or off-site), environmental closure and post-closure financial assurance costs, private or governmental natural resource damage claims, medical monitoring costs, expenses (including those incurred with investigating, preparing, defending, bringing or prosecuting any claim, action, suit or proceeding and including all costs and expenses of all attorneys, experts, and consultants in all tribunals and whether or not legal proceedings are commenced by or against an Indemnified Party and including those related to title gaps and other title matters requiring curative work), deficiencies or other charges.

“Martinez Terminal” shall have the meaning set forth in the preamble.

“Material Adverse Effect” means any occurrence, condition, change, event or effect that, individually or in the aggregate, has or is reasonably expected to have a material and adverse effect on the Acquired Assets, taken as a whole, or that materially impairs the ability of a Party or any of its Affiliates to perform their respective obligations under this Agreement and the Ancillary Agreements to which they are parties or prevents the consummation of the transactions contemplated hereby and thereby; provided, however, that “Material Adverse Effect” shall exclude any occurrence, condition, change, event or effect to the extent (i) generally affecting (x) the petroleum products production, transportation, distribution, refining, terminaling or retail industries or systems; (y) the global economy or the economy of the Unites States of America; or (z) any financial, capital, credit or securities markets; or (ii) resulting from or relating to (a) any fluctuations in interest or exchange rates or of the prices of steel, oil and gas; (b) any changes in Law, GAAP or other accounting standards after the date of this Agreement, or prospective changes in Law, GAAP or other accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing; (c) any default by the United States of

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America on any of its debt obligations, or any change or prospective change in the rating of debt obligations of the United States of America by one or more Nationally Recognized Statistical Rating Organizations; (d) any outbreak or escalation of hostilities, declared or undeclared acts of war, terrorism or insurrection, or acts of piracy; (e) any national emergency or the occurrence of any other calamity or crisis, including pandemics, earthquakes, hurricanes, tornados or other natural disasters, or changes in weather or climate in general; (f) the announcement or pendency of the transactions contemplated by this Agreement, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners, members, managers or employees of Seller and its Affiliates due to the announcement or pendency of the transactions contemplated by this Agreement; (g) any action taken by such Party or its respective Affiliates that (A) is described in, and permitted to be taken without consent under, this Agreement or (B) was taken at the other Party’s request or upon its advance written consent pursuant to this Agreement, and (h) the failure of such Party to meet internal or analysts’ expectations or projections; provided, further, that any occurrence, condition, change, event or effect referred to in clauses (i)(x), (ii)(a), (ii)(b), (ii)(c), (ii)(d) or (ii)(e) above may be taken into account in determining whether or not there has been a Material Adverse Effect to the extent such occurrence, condition, change, event or effect has a materially disproportionate adverse effect on the Acquired Assets, taken as a whole, as compared to similarly situated assets of third Persons, in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether or not there has been or may be a Material Adverse Effect.

“Material Contract” shall mean any Contract listed on Schedule 3.6(b) hereto.

“Material Consents” shall have the meaning set forth in Section 9.2(d).

“Nationally Recognized Statistical Rating Organizations” means a rating agency approved by the United States Securities and Exchange Commission to issue credit ratings for financial and other transactions, including Standard & Poor’s, and Moody’s Investment Services.

“Objection” shall have the meaning set forth in Section 11.3(b).

“OFAC” shall mean the U.S. Office of Foreign Assets Control.

“Order” shall mean any order, writ, injunction, decree, compliance or consent order or decree, settlement agreement, schedule and similar binding legal agreement issued by or entered into with a Governmental Entity except the Designated Orders.

“Ordinary Course of Business” shall mean, with respect to the operation of the Acquired Assets, the operation thereof consistent with (i) practices during the twelve-month period ending on the Effective Date (including as such practices may have been changed, modified, supplemented or eliminated during such period) with respect to the operation thereof and (ii) the preparation of the Acquired Assets for sale pursuant to this Agreement.

“Owned Real Property” shall have the meaning set forth in Section 1.1(a).

“Owned Improvements” shall have the meaning set forth in Section 1.1(a).

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“Owned Land” shall have the meaning set forth in Section 1.1(a).

“Party” and “Parties” shall have the meaning set forth in the preamble.

“Permits” shall mean any applicable permits, licenses, variances, exemptions, Orders, franchises and approvals of any Governmental Entity.

“Permitted Liens” shall mean any of the following matters:

(a)                                 any (i) inchoate Liens or similar charges constituting or securing the payment of expenses which were incurred incidental to the operation, storage, transportation, shipment, handling, repair, construction, improvement or maintenance of the Acquired Assets, and (ii) materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’, warehousemen’s, barge or ship owner’s and carriers’ Liens or other similar Liens, security interests or charges for liquidated amounts arising in the Ordinary Course of Business incidental to the operation of the Acquired Assets, in the case of (i) and (ii) above, each securing amounts the payment of which is not delinquent and that will be paid in the Ordinary Course of Business or, if delinquent, that are being contested in good faith with any Action to foreclose or attach any of the Acquired Assets on account thereof properly stayed;

(b)                                 any Liens for Taxes not yet delinquent or, if delinquent, that are being contested by Seller or any Affiliate of Seller in good faith in the ordinary course of business and with respect to which adequate reserves have been established in accordance with GAAP;

(c)                                  any Liens or security interests reserved in any Assumed Contracts or in any rights of way or other real property interests conveyed as part of the Ancillary Real Property Rights for rental or for compliance with the terms of such Assumed Contracts, rights of way or other real property interests, provided payment of the debt secured is not delinquent or, if delinquent, is being contested in good faith in the ordinary course of business, and any Liens attached to the fee title interest of the Leased Real Property;

(d)                                 all prior reservations of minerals in and under or that may be produced from any of the lands constituting part of the Acquired Assets or on which any part of the Acquired Assets is located;

(e)                                  rights reserved to or vested in any Governmental Entity to control or regulate any of the Acquired Assets and all Laws of such authorities, including any building or zoning ordinances and all Environmental Law, to the extent that such rights have been exercised through an Order or recorded land use covenant, including the use restrictions contained in the Designated Orders, to the extent the Acquired Assets or the Business, as applicable, are in compliance with the requirements thereof;

(f)                                   any Contract, easement, instrument, Lien, Permit, amendment, extension or other matter entered into by a Party in accordance with the terms of this Agreement or in compliance with the approvals or directives of the other Party made pursuant to this Agreement;

(g)                                  any Lien created by Buyer;

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(h)                                 all Post-Closing Consents;

(i)                                     restrictive covenants, easements, rights-of-way (including utility rights-of-way), servitudes, and other burdens and defects, imperfections or irregularities of title that are disclosed in the Title Reports, or otherwise of record; and

(j)                                    discrepancies, conflicts, shortages in area or boundary lines, encroachments or protrusions, overlapping of improvements, or other matters: (i) that may reasonably be expected to be shown or identified by a survey or physical inspection (whether or not made) of the Real Property, (ii) that are in fact disclosed or identified in any surveys of the Real Property that are obtained by Buyer, in each case, which, individually or in the aggregate, do not materially detract from the value of the Acquired Assets as currently used or materially interfere with the current operation or use of the Acquired Assets or the Business and/or (iii) any matters included on the Existing Surveys.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Personal Property” shall have the meaning set forth in Section 1.1(d).

“Pipelines” means the pipelines running to and from the Terminal Facilities as more particularly described in Schedule 1.1(c)(1).

“Post-Closing Consents” shall mean any Consent or Permit, or filing with or notice to, any Governmental Entity or other Third Party that is customarily obtained or made after closing in connection with transactions similar in nature to the transactions contemplated hereby.

“Post-Closing Tax Period” means any Tax Period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax Period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Property Taxes” shall mean all ad valorem, property and/or similar taxes, as applicable.

“Proposal” shall have the meaning set forth in Section 5.5.

“Purchased Inventory Sale Agreement” shall have the meaning set forth in Section 2.2(n).

“Purchase Price” shall have the meaning set forth in Section 1.4.

“Purchase Price Allocation” shall have the meaning set forth in Section 7.9(d).

“Real Property Interests” shall have the meaning set forth in Section 3.11(a).

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“Release” shall mean any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the environment.

“Replacement Terminal Lease Assurance” shall have the meaning set forth in Section 6.5(b).

“Reported Hydrocarbon Inventory” shall have the meaning set forth in Section 2.7.

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, agents and other representatives (including investment bankers and underwriters or initial purchasers of securities, lenders and their respective attorneys or consultants, and the attorneys or consultants retained by such Person).

“Restricted Information” shall have the meaning set forth in Section 7.7(b).

“Retained Liabilities” shall have the meaning set forth in Section 1.3(b).

“Review Period” shall have the meaning set forth in Section 11.3(b).

“Required Third Party Consents” shall have the meaning set forth in Section 3.3.

“Richmond Terminal” shall have the meaning set forth in the preamble.

“Rights of Way” shall have the meaning set forth in Section 1.1(c).

“Seller” shall have the meaning set forth in the preamble.

“Seller Indemnified Parties” means Seller and each of Seller’s Affiliates, permitted assigns and successors in interest, and each of its and their Representatives.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Tax Period” means any period prescribed by any Government Entity for which a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to any Taxes (including any attached schedules) including any information return, claim for refund, disclosure, amended return or declaration of estimated Taxes.

“Tax” or “Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax,

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penalties and interest and shall include any liability for such amounts as a transferee or otherwise by operation of law, as result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity.

“Taxing Authority” means any Governmental Entity exercising any authority to impose or administer any Tax or any Tax regulatory authority.

“Terminal Facilities” shall have the meaning set forth in the preamble.

“Terminal Facilities IP” means all Intellectual Property (other than the Trademarks) exclusively used in and necessary for the operation of the Terminal Facilities as it is currently operated by Seller and either (a) owned by Seller or its Affiliates, or (b) used pursuant to a license or other similar agreement between Seller, or Affiliates of Seller, and a Third Party.

“Terminal Lease” shall have the meaning set forth in Section 6.5(b).

“Terminal Lessor” shall have the meaning set forth in Section 6.5(b).

“Third Party” means any Person other than the Parties.

“Third Party Claim” shall have the meaning set forth in Section 11.2(a).

“Third Party Hydrocarbon Inventory” means all Hydrocarbon inventories owned by Third Parties and stored at the Real Property or in transit through pipelines comprising Acquired Assets.

“Title Company” shall have the meaning set forth in Section 7.10.

“Title Reports” means the Commitments for Title Insurance issued by Fidelity National Title Insurance Company, Order Nos. 991-23084418/G-SLO/6711001261 (Richmond Terminal) and 23084417-991-991 (Martinez Terminal), copies of which are attached as Exhibit T.

“Trademarks” means any and all trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications, trade dress, word marks, word mark registrations, word mark applications, trade names and logos.

“Transaction” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transition Services Agreement” shall have the meaning set forth in Section 2.2(e).

“Transferred Employee” shall have the meaning set forth in Section 8.2.

“Uncontested Amount” shall have the meaning set forth in Section 11.3(b).

“WARN Obligations” shall have the meaning set forth in Section 8.10.

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